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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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TriMas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 TriMas Corporation
NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
To be held May 10, 2011

To the Shareholders of TriMas Corporation:

        The Annual Meeting of Shareholders of TriMas Corporation (the "Company") will be held on Tuesday, May 10, 2011 at the Radisson Kingsley Hotel, 39475 Woodward Avenue, Bloomfield Hills, Michigan 48304, at 11:00 a.m., Eastern Time, for the following purposes:

  1.
  To elect two directors to serve until the Annual Meeting of Shareholders in 2014;

  2.
  To approve the Company's 2011 Omnibus Incentive Compensation Plan;

  3.
  To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers;

  4.
  To select, by a non-binding advisory vote, the frequency at which the shareholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers; and

  5.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 14, 2011 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors
/s/ JOSHUA A. SHERBIN Joshua A. Sherbin Vice President, General Counsel and Corporate Secretary

Bloomfield Hills, Michigan

        This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 5, 2011.

        Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or Internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011

        The Proxy Statement and 2010 Annual Report of TriMas Corporation are available at:
http://www.trimascorp.com/2011proxy

 TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

        This proxy statement contains information regarding the Annual Meeting of Shareholders (the "Annual Meeting") of TriMas Corporation (the "Company") to be held at 11:00 a.m., Eastern Time, on Tuesday, May 10, 2011 at the Radisson Kingsley Hotel, 39475 Woodward Avenue, Bloomfield Hills, Michigan 48304. The Company's Board of Directors is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its shareholders on or about April 5, 2011. The Company will bear the cost of soliciting proxies.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

        At the Annual Meeting, holders of the Company's common stock (the "Voting Stock") will act upon the matters outlined in the accompanying Notice of Annual Meeting, including: to elect two directors to serve until the Annual Meeting in 2014; to approve the Company's 2011 Omnibus Incentive Compensation Plan; to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers ("Say on Pay Vote"); to select, by a non-binding advisory vote, the frequency at which the shareholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers; and to transact such other business as may properly come before the meeting.

        In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG, the Company's independent registered public accounting firm for 2010, will be present at the Annual Meeting and will be available to respond to appropriate questions and if they desire, to make a statement.

Who is entitled to vote?

        Only record holders of Voting Stock at the close of business on the record date of March 14, 2011 (the "Record Date") are entitled to receive notice of the Annual Meeting and to vote those shares of Voting Stock that they held on the Record Date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What counts as Voting Stock?

        The Company's common stock constitutes the Voting Stock of the Company. As of March 14, 2011, there were no outstanding shares of preferred stock of the Company.

What constitutes a quorum?

        For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the Record Date will constitute a quorum for all purposes. As of the Record Date, 34,258,167 shares of Voting Stock were outstanding. Broker non-votes (defined below), and proxies marked with abstentions or instructions to withhold votes, will be counted as present in determining whether there is a quorum.

        What is the difference between holding shares as a shareholder of record and being a beneficial owner?

        Shareholders of Record.    If, at the close of business on the Record Date, your shares are registered directly in your name with the Company's transfer agent, The Registrar and Transfer Company, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the Annual Meeting.

        Beneficial Owners.    If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.

How do I vote?

        Shareholders of Record.    If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.

        Beneficial Owners.    If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?

        Shareholders of Record.    You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.

        Beneficial Owners.    If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

How will my shares be voted?

        Shareholders of Record.    All shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted: (1) in favor of the election of the Board of Directors' nominees for two directors; (2) for approval of the 2011 Omnibus Incentive Compensation Plan; (3) for approval of the compensation paid to the Named Executive Officers pursuant to the Say on Pay Vote; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you do not provide voting instructions as to the desired frequency of a Say on Pay Vote by the shareholders, the Company will treat your shares as though you abstained from voting on that proposal.

        Beneficial Owners.    The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter (referred to as a "broker non-vote"). A broker, bank, or nominee does not have discretion to vote for or against the election of directors, to approve the 2011 Omnibus Incentive Compensation Plan, to approve the compensation of the Named Executive Officers pursuant to the Say on Pay Vote, or to select the preferred frequency for a Say on Pay Vote. In order to avoid a broker non-vote of your shares on these proposals, you must send voting instructions to your bank, broker, or nominee.

How may I obtain an additional copy of the proxy materials?

        If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506. A separate set of proxy materials will be sent promptly following receipt of your request.

        If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506.

        If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506.

What does it mean if I receive more than one proxy card or voting instruction card?

        If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company's transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company's transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What are the Board's recommendations?

        The Board recommends a vote:

    Proposal 1—FOR the election of the nominated slate of directors.

    Proposal 2—FOR the approval of the 2011 Omnibus Incentive Compensation Plan.

    Proposal 3—FOR the non-binding resolution approving the compensation paid by the Company to its Named Executive Officers.

    Proposal 4—FOR the non-binding selection of three years as the frequency in which a say-on-pay vote on the compensation paid by the Company to its Named Executive Officers will be presented to the shareholders.

What vote is required to approve each item?

Proposal 1—Election of Directors.

        The two nominees who receive the most votes cast at the Annual Meeting will be elected as directors. The slate of directors discussed in this proxy statement consists of two directors whose terms are expiring and who have consented to stand for re-election. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated.

Proposal 2—Approval of the 2011 Omnibus Incentive Compensation Plan.

        The affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting will be necessary to approve the Company's 2011 Omnibus Incentive Compensation Plan.

Proposal 3—Approval of the Compensation Paid to the Company's Named Executive Officers.

        The affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting will be necessary to approve the non-binding advisory resolution approving the compensation paid to the Company's Named Executive Officers. While the Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding, and is advisory in nature.

Proposal 4—Advisory Vote on the Frequency of Say-on Pay Votes.

        The advisory vote on the frequency of say-on pay votes (every one, two, or three years) is a plurality vote. The Company will consider shareholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes. While the Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding, and is advisory in nature.

Who pays for the solicitation of proxies?

        The accompanying proxy is being solicited by the Company's Board of Directors. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

What will happen if other matters are raised at the meeting?

        If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

How can I access the Company's proxy materials and annual report on Form 10-K?

        The Financial Information subsection under "Investors" on the Company's website, http://www.trimascorp.com, provides access, free of charge, to Securities and Exchange Commission ("SEC") reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports.

        The Company has posted printable and searchable 2011 proxy materials to the Company's website at http://www.trimascorp.com/2011proxy. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov.

        The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.

Is a registered list of shareholders available?

        The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Tuesday, May 10, 2011 at the Radisson Kingsley Hotel.

How do I find out the voting results?

        Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published by the Company in a Current Report on Form 8-K.

Who will serve as the inspector of elections?

        The inspector of elections will be a representative from an independent firm, Broadridge Investor Communication Solutions, Inc.

How and when may I submit a shareholder proposal for the 2012 Annual Meeting of Shareholders?

        Requirements for shareholder proposal to be considered at the 2012 Annual Meeting by inclusion in the Company's proxy statement.    You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company's proxy statement for the Annual Meeting next year, the Corporate Secretary must receive the written proposal at the Company's principal executive offices no later than December 7, 2011. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

    TriMas Corporation
    Vice President, General Counsel and Corporate Secretary
    39400 Woodward Avenue, Suite 130
    Bloomfield Hills, Michigan 48304
    Fax: (248) 631-5413

        Requirements for shareholder proposal to be considered at the 2012 Annual Meeting, but not included in the Company's proxy statement.    For a shareholder proposal that is intended to be considered at the 2012 Annual Meeting, but not included in the Company's proxy statement, the shareholder must give timely notice to the Corporate Secretary, which, in general, requires that the notice be received by the Corporate Secretary not later than the close of business on February 10, 2012.

        In addition to the timing requirements stated above, any shareholder proposal to be brought before the 2012 Annual Meeting must set forth (a) a brief description of the business desired to be brought before the 2012 Annual Meeting and the reasons for conducting such business, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (c) the number of shares of the Company's Voting Stock that are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

        If the date of the 2012 Annual Meeting is moved more than 30 days before or 60 days after the anniversary of the 2011 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8 must be received not later than the close of business on the later of the following two dates:

  •
  45 days prior to the 2012 Annual Meeting; and

  •
  10 days after public announcement of the 2012 Annual Meeting date.

 PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors currently consists of six members serving three-year staggered terms. The Board of Directors is divided into three classes, each class consisting of one-third of the Company's directors. Class II directors' terms will expire at the 2011 Annual Meeting. Messrs. Gabrys and Miller have consented to stand for re-election to serve until the 2014 Annual Meeting. If either of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE TWO DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2014 ANNUAL MEETING.

Vote Required

        The two individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this "non-routine" proposal, your broker does not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.

        Additional information regarding the directors and director nominees of the Company is set forth below.

Directors and Director Nominees

        The Board of Directors currently consists of six members divided into three classes serving staggered terms.

Name	Age	Title	Term Ending
Richard M. Gabrys(1)	69	Director	2011
Eugene A. Miller(1)	73	Director	2011
Daniel P. Tredwell	52	Director	2012
Samuel Valenti III	65	Chairman of the Board of Directors	2012
David M. Wathen	58	Director, President and Chief Executive Officer	2013
Marshall A. Cohen	76	Director	2013

(1)
Standing for re-election at the 2011 Annual Meeting.

        Director Background and Qualifications.    The following sets forth the business experience during at least the past five years of each Director nominee and each of the directors whose term of office will continue after the Annual Meeting.

        In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Directors and nominees should serve on the Board at this time. The Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Nominating and Corporate Governance Committee believes that Directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company's business.

        The Board believes that the Directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has four independent directors in accordance with the applicable rules of NASDAQ, and such Directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas.

        Richard M. Gabrys.    Mr. Gabrys joined the Board in August 2006. Mr. Gabrys has extensive knowledge and expertise in financial reporting for publicly-held companies and accounting matters. Mr. Gabrys retired from Deloitte & Touche LLP in 2004 after 42 years, where he served a variety of publicly-held companies, financial services institutions, public utilities and health care entities. He was Vice Chairman of Deloitte's United States Global Strategic Client Group and served as a member of its Global Strategic Client Council. From January 2006 through August 2007, Mr. Gabrys served as the Interim Dean of the School of Business Administration of Wayne State University. From December 2004 through January 2008, Mr. Gabrys served on the board of Dana Corporation. He is a member of the Board of Directors of CMS Energy Company, Massey Energy Company and La-Z-Boy Inc., and is the President and Chief Executive Officer of Mears Investments, L.L.C., a private family investment company. Mr. Gabrys holds a B.S. in Accounting from King's College and completed the Executive Program at Stanford University.

        In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Gabrys should serve as a director based on his leadership while serving as a partner and senior manager of a global accounting and auditing firm, the breadth of his experience in auditing, finance and other areas of oversight while serving as a member of the Boards of Directors of other significant corporations, and his subject matter expertise in finance, accounting, and Sarbanes-Oxley compliance.

        Eugene A. Miller.    Mr. Miller was elected as a director in January 2005. Mr. Miller has extensive knowledge and expertise in management, executive compensation and governance matters related to publicly-held companies. Mr. Miller is the retired Chairman and Chief Executive Officer of Comerica Incorporated and Comerica Bank, in which positions he served from 1993 to 2002. Mr. Miller held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) and rose to become Chairman, Chief Executive Officer and President of Comerica Incorporated (June 1993 through June 1999). He is also a director of DTE Energy Company since 1989 and Handleman Company since 2002. Mr. Miller holds a B.B.A. from the Detroit Institute of Technology.

        In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Miller should serve as a director based on the leadership qualities he developed from his experiences while serving as Chairman and Chief Executive Officer of Comerica, the scope of his experiences in executive compensation, risk management and corporate governance while serving as a member of the board of directors of other significant corporations, and his subject matter expertise in the areas of finance, executive management, and professional standards.

        Daniel P. Tredwell.    Mr. Tredwell was elected as one of the Company's directors in June 2002. Mr. Tredwell has extensive knowledge and expertise in financial and banking matters. Mr. Tredwell is the Managing Member, and one of the co-founders of Heartland Industrial Partners, L.P. ("Heartland"). Mr. Tredwell is also the Managing Member of CoveView Advisors LLC, an independent financial advisory firm, and Cove View Capital LLC, a credit opportunities investment fund. He has more than two decades of private equity and investment banking experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. (a predecessor of J.P. Morgan Securities, Inc.) until 1999 and had been with Chase Securities since 1985. Mr. Tredwell is also a director of Springs Industries, Inc., and Springs Global Participações S.A. From November 2000 to January 2010, Mr. Tredwell served on the Board of Metaldyne Corporation, and its successor, Asahi Tec Corporation of Japan. Mr. Tredwell holds a B.A. in Economics from Miami University and an M.B.A. in Finance from the Wharton School.

        In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Tredwell should serve as a director based on his leadership qualities developed from his service as a Managing Director of Chase Securities and the Managing Member of Heartland, the scope of his knowledge of the Company's global operations, the breadth of his experience in auditing, risk management, and corporate oversight while serving as a member of the boards of directors of other global corporations (including service as the chair of audit and compensation committees), and his subject matter expertise in finance, acquisitions and divestitures, economics, asset management, and business development.

        Samuel Valenti III.    Mr. Valenti was elected as Chairman of the Company's Board of Directors in June 2002 and served as Executive Chairman of the Company's Board from November 2005 through November 2008. Mr. Valenti remains Chairman of the Company's Board. Mr. Valenti has extensive knowledge and expertise in management of diversified manufacturing businesses and financial matters. He was employed by Masco Corporation from 1968 through March 2008. From 1988 through March 2008, Mr. Valenti was President and a member of the board of Masco Capital Corporation, and was Vice President-Investments of Masco Corporation from May 1974 to October 1998. Until November 2005, Mr. Valenti also served as a special advisor to Heartland Industrial Partners, L.P., and until July 2006, Mr. Valenti served as a director of Metaldyne Corporation. Mr. Valenti is currently Chairman of Valenti Capital LLC. Mr. Valenti holds a B.A. and Masters in Economics from Western Michigan University. Mr. Valenti is the former Chairman of the Investment Advisory Committee of the $50 billion State of Michigan retirement system and serves on the Harvard Business School Advisory Council. He also serves on the Advisory Council at the University of Notre Dame and the Advisory Board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as Chairman of the Renaissance Venture Capital Fund.

        In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Valenti should serve as a director based on his leadership experience as the Chairman of the Company's Board since 2002 and as an executive at Masco for forty years, the breadth of his experiences in finance, corporate governance, and other areas of oversight while serving as a member of the board of directors of other corporations and his subject matter expertise in the areas of finance, economics, and asset management.

        David M. Wathen.    Mr. Wathen was appointed as the Company's President and Chief Executive Officer and as a member of the Board on January 13, 2009. Mr. Wathen has extensive knowledge and experience in operational and management issues relevant to diversified manufacturing environments. He is currently a director and member of the Audit Committee and Corporate Governance Committee of Franklin Electric Co., Inc. From 2003 until 2007, Mr. Wathen was President and Chief Executive Officer of Balfour Beatty, Inc. (U.S. Operations), an engineering, construction and building management services company. Prior to his Balfour Beatty appointment in 2003, he served as a Principal Member of Questor, a private equity firm from 2000 to 2002. From 1977 to 2000, Mr. Wathen held management positions with General Electric, Emerson Electric, Allied Signal and Eaton Corporation. Mr. Wathen holds a B.S.M.E. in Engineering and an M.B.A. from Purdue University and an M.S.B.A. in Business Administration from St. Francis University.

        In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Wathen should serve as a director based on his years of operational and management experience in diversified manufacturing environments, his experience as a public-company director, his executive leadership experience, including with respect to the Company, and his subject matter expertise in the areas of engineering, production, and business development.

        Marshall A. Cohen.    Mr. Cohen was elected as one of the Company's directors in January 2005. Mr. Cohen has extensive knowledge and experience in management, governance and legal matters involving publicly-held companies. He is counsel to Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining that firm, Mr. Cohen served as president and chief executive officer of the Molson Companies Limited from 1988 to 1996. Mr. Cohen is a director of Barrick Gold Corporation, Broadpoint Gleacher Securities Group, Inc. and TD Ameritrade. From 1993 to 2008, Mr. Cohen was a director of AIG, Inc. Mr. Cohen holds a B.A. from the University of Toronto, a law degree from Osgoode Hall Law School and a Masters Degree in Law from York University.

        In addition to his professional background and prior Company Board experience, the Board or Directors concluded that Mr. Cohen should serve as a director based on the breadth of his experience as a public company director, particularly with regard to governance, compliance and other areas of oversight, his legal experience and his subject matter expertise in areas of government affairs, corporate governance and corporate responsibility.

The Board of Directors and Committees

        Since June 2002, the Company has separated the roles of the Board Chairman and Chief Executive Officer. The Board believes that separating these roles offers distinct benefits to the Company, including curtailing the potential for conflict of interest and facilitating objective Board evaluation of the Company's management. Mr. Valenti has served as Board Chairman since 2002 and has been an independent director since November 2008.

        During 2010, the Board consisted of six directors and held 9 meetings and acted 2 times by unanimous written consent. The table below sets forth the meeting information for the four standing committees of the Board for 2010:

Name	Audit	Compensation	Governance & Nominating	Executive
David M. Wathen	—	—	—	Chairman
Marshall A. Cohen	X	X	Chairman	—
Richard M. Gabrys	Chairman	X	X	—
Eugene A. Miller	X	Chairman	X	—
Daniel P. Tredwell	—	—	—	X
Samuel Valenti III	X	X	X	X
Meetings	7	4	3	—
Action by Unanimous Written Consent	1	2	—	—

        The Company's Board of Directors currently consists of six directors, divided into three classes so that, each class will consist of one-third of the Company's directors. The members of each class serve for staggered, three year terms. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for a three year term at the Annual Meeting in the year in which their term expires. The table below sets forth the class in which director serves:

Board of Directors	Class
Richard M. Gabrys	Class II(1)
Eugene A. Miller	Class II(1)
Daniel P. Tredwell	Class III(2)
Samuel Valenti III	Class III(2)
David M. Wathen	Class I(3)
Marshall A. Cohen	Class I(3)

(1)
Term expires at 2011 annual stockholder meeting.

(2)
Term expires at 2012 annual stockholder meeting.

(3)
Term expires at 2013 annual stockholder meeting.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the Company's directors.

        The Company's Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Cohen, Gabrys, Miller and Valenti are "independent" from management in accordance with the NASDAQ listing standards and the Company's Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company's Corporate Governance Guidelines.

        During 2010, all current directors attended at least 75%, in aggregate, of the meetings of the Board of Directors and all committees of the Board on which they served. All of the current directors attended the Company's 2010 Annual Meeting of Shareholders, and all Directors are expected to attend all meetings, including the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.

        Independent and non-management directors hold regularly scheduled executive sessions in which independent and non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. For more information regarding the Company's Board of Directors and other corporate governance procedures, see "Corporate Governance." For information on how you can communicate with the Company's non-management directors, see "Communicating with the Board."

        Audit Committee.    The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company's independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company's financial statements, our independent registered public accounting firm's qualifications and independence, the performance of the company's independent registered public accounting firm, and the Company's internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company's independent registered pubic accounting firm's report describing the auditing firm's internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management's response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board of Directors from time to time, and (12) reporting regularly to the full Board of Directors. See "Report of the Audit Committee." The Audit Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page.

        Each of the directors on the Audit Committee is financially literate. The Board of Directors has determined that each of Messrs. Miller and Gabrys qualifies as an "audit committee financial expert" within the meaning of SEC regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the NASDAQ listing standards and that each is "independent" from management in accordance with NASDAQ listing standards and the Company's Corporate Governance Guidelines.

        Compensation Committee.    The Compensation Committee is responsible for developing and maintaining the Company's compensation strategies and policies including, (1) reviewing and approving the Company's overall executive and director compensation philosophy and the executive and director compensation programs to support the Company's overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to the Company's officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.

        The Compensation Committee is responsible for monitoring and administering the Company's compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time.

        See "Compensation Discussion and Analysis." The Compensation Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page.

        Executive Committee.    The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board, however it excludes those matters which Delaware law or NASDAQ or SEC rules require to be within the purview of the Company's independent directors or which is otherwise in conflict with such laws or rules.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Corporate Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.

        In recommending candidates to the Board, the Corporate Governance and Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. As required by the NASDAQ, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.

        The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company's current directors and management. The Corporate Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company's by-laws. The Corporate Governance and Nominating Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the 2011 Annual Meeting.

        The Corporate Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.

        The Corporate Governance and Nominating Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page.

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee is an employee of the Company. Messrs. Cohen, Gabrys, Miller and Valenti are the current members of the Company's Compensation Committee. See "Transactions with Related Persons" for a summary of related person transactions involving Heartland.

        Terms of Office.    The Board has not established term limits for the directors. The Corporate Governance Guidelines provide that a thoughtful evaluation of director performance is the appropriate method of balancing the Board's needs for continuity, insight, new perspectives, fresh ideas, and other factors.

        Assessment of Board and Committee Performance.    The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.

BOARD OF DIRECTORS RISK MANAGEMENT FUNCTIONS

        As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee considers risk issues associated with the Company's overall financial reporting, disclosure process and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the Vice President, Corporate Audit, and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel and Chief Compliance Officer as determined from time to time by the Audit Committee. Each of the

Compensation Committee and the Governance and Nominating Committee considers risk issues associated with the substantive matters addressed by the committee.

Director Compensation

        The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board of Directors and to attract new directors with outstanding qualifications. Directors who are not independent do not receive any compensation for serving on the Board or any committees thereof. Directors may make an annual election to defer receipt of Board compensation, provided the election is made prior to the fiscal year in which the deferral is effective.

        Annual Cash Retainer and Meeting Fees.    In 2010, each independent director received an annual retainer of $75,000, and a meeting fee of $1,000 for each Board or committee meeting attended. The Chairman of the Board received $200,000 in 2010 for his services in that capacity and did not receive attendance fees. The chairman of each of the Audit, Compensation and Corporate Governance and Nominating Committees received an additional annual retainer in the amounts of $15,000, $10,000 and $5,000, respectively.

        Two of the four independent directors elected to defer receipt of Board compensation in 2010. For 2011, two of four independent directors elected to defer receipt of all or part of their Board compensation.

        Equity Compensation.    On March 9, 2009, the Board approved the issuance of options to purchase 24,000 shares of common stock to each independent Board member (other than the Chairman), with an exercise price equal to the closing price of the Company's stock on the grant date. The options vest in equal annual increments over the three years following the grant date and are subject to a ten (10) year exercise term, subject to earlier termination if the recipient dies, becomes disabled or is no longer a director.

        Director Stock Ownership.    We have established stock ownership guidelines for independent directors to more closely tie their interests to those of shareholders. Under these guidelines, directors are required to own, within five years after initial election to the Board (but not tolling prior to the Company's May 2007 initial public offering, and thus not applicable to any of the independent directors until May 2012) shares of Company stock having a value equal to three times their annual cash retainer. Common stock, time-based restricted stock and vested in the money options held by an independent director are counted toward fulfillment of this ownership requirement.

        Indemnification.    The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.

        Other.    The Company reimburses all directors for expenses incurred in attending Board and committee meetings. The Company does not provide any perquisites to directors.

 Director Compensation Table

Name	2010 Fees Earned or Paid in Cash ($)	2010 Stock Awards ($)	Total ($)
Samuel Valenti III	200,000	—	200,000
David M. Wathen(1)	—	—	—
Marshall A. Cohen(2)	103,000	—	103,000
Richard M. Gabrys	112,000	—	112,000
Eugene A. Miller(2)	108,000	—	108,000
Daniel P. Tredwell(1)	—	—	—

(1)
Messrs. Tredwell and Wathen did not receive any compensation for their services as directors.

(2)
Messrs. Cohen and Miller elected to defer 100% and 50%, respectively, of their 2010 fees earned as permitted under the 2006 Long Term Equity Incentive Plan.

Corporate Governance

        The Board of Directors has adopted Corporate Governance Guidelines, a copy of which can be found at the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

        Code of Ethics.    The Board has adopted a Code of Ethics and Business Conduct that applies to directors and all employees, including the Company's principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Code of Ethics and Business Conduct is posted on the Company's website in the Corporate Governance section. All amendments to the Company's code of ethics, if any, will be also posted on the Company's internet website, along with all waivers, if any, of the Code of Ethics and Business Conduct involving senior officers.

        The Company has filed with the SEC, as exhibits to its Quarterly Reports on Form10-Q for the quarters ended March 31, June 30 and September 30, 2010, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2010, Certifications Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

        A copy of the Company's committee charters, Corporate Governance Guidelines and Code of Ethics and Business Conduct will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: TriMas Corporation, Attention: Vice President, General Counsel and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

Communicating with the Board

        Any shareholder or interested party who desires to communicate with the Board or any specific director, including the Chairman, non-management directors, or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

        Depending on the subject matter of the communication, management will:

  •
  forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

  •
  attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

  •
  not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

        To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company's toll free, confidential hotline number published at www.trimascorp.com in the Corporate Governance subsection of the Investors page, in the document entitled Code of Ethics and Business Conduct. Employees may express such concerns on a confidential and anonymous basis.

        Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements. The Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of the Company's internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company's relationship with the independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.

        The Company's management is primarily responsible for the Company's internal control and financial reporting process. The Company's independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company's internal control over financial reporting. The Audit Committee monitors the Company's financial reporting process and reports to the Board on its findings.

        In this context, the Audit Committee hereby reports as follows:

          1.     The Audit Committee has reviewed the audited financial statements for the fiscal year ended December 31, 2010 with the Company's management;

          2.     The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards ("SAS") No. 114 (formerly SAS 61), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T;

          3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees"), as adopted by the PCAOB in rule 3600T, and has discussed with the independent registered public accounting firm its independence; and

          4.     Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

        The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

The Audit Committee Richard M. Gabrys, Chairman Eugene A. Miller Marshall Cohen Samuel Valenti III

 PROPOSAL 2—APPROVAL OF 2011 OMNIBUS INCENTIVE COMPENSATION PLAN

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE 2011 OMNIBUS INCENTIVE COMPENSATION PLAN.

        The Company currently maintains the TriMas Corporation 2006 Long Term Equity Incentive Plan (the "2006 Plan") and the TriMas Corporation 2002 Long Term Equity Incentive Plan (the "2002 Plan"). Each of the 2006 Plan and the 2002 Plan provides for the issuance of equity based awards in various forms.

        Grants of options to purchase shares and awards of restricted shares to employees and to non-employee directors are an important part of the Company's compensation program, providing a basis for long-term incentive compensation and helping to tie together the interests of the Company's shareholders and the Company's directors, officers and employees. The Board has adopted the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, and in accordance with the rules of the NASDAQ Stock Market and the requirements of the Internal Revenue Code of 1986 (the "Code"), the Company is seeking the approval of the shareholders of the adoption of the 2011 Omnibus Incentive Compensation Plan. In this discussion, the 2011 Omnibus Incentive Compensation Plan is referred to as the 2011 Plan.

        The 2011 Plan provides for the award to directors, officers, employees and other service providers of the Company of restricted stock, restricted stock units, options to purchase stock, stock appreciation rights, unrestricted stock, and other awards to acquire up to an aggregate of 850,000 shares of common stock. For purposes of the 850,000 share limit, each option to purchase a share of common stock and each stock appreciation right will be counted as one share, and each share of restricted stock, restricted stock unit or share of unrestricted stock will be counted as 1.75 shares of common stock. Rights to receive dividends on common stock (except for rights to receive dividends in cash and which are related to other awards which are counted as 1.75 shares of common stock) will also themselves be counted as 1.75 shares of common stock. This method of counting recognizes the greater value inherent in a share of stock than in an option to purchase a share of common stock at a price equal to its fair market value on the date of grant. If an award under the 2011 Plan of restricted stock or restricted stock units is forfeited or an award of options or other rights granted under the 2011 Plan expires without being exercised, the shares covered by any such award would again become available for issuance under new 2011 Plan awards. Shares of stock that are delivered to or withheld by the Company to pay the exercise price or withholding taxes in connection with any award will not, however, be available for future awards.

        The 2011 Plan prohibits the repricing of options without the approval of the shareholders. This provision relates to both direct repricings—lowering the exercise price of an option—and indirect repricings—canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards. The repricing prohibition also applies to stock appreciation rights.

        As of the Record Date, there were options to purchase 484,168 shares of common stock and 188,919 restricted shares of common stock outstanding under the 2006 Plan, and an additional 980,505 shares were available for the issuance of future awards under the 2006 Plan. In addition, as of the Record Date there were options to purchase 1,176,123 shares of common stock and 165,480 restricted shares of common stock outstanding under the 2002 Plan, and an additional 202,626 shares were available for future awards under the 2002 Plan. The weighted-average exercise price of outstanding options under the 2006 Plan and 2002 Plan as of the Record Date was $1.16 and $14.87, respectively. The average remaining contractual term of outstanding options under the 2006 Plan and 2002 Plan as of the Record Date was 7.8 years and 5.1 years, respectively. Neither the 2006 Plan nor the 2002 Plan nor any options or restricted shares outstanding under either such Plan will be affected by the adoption of the 2011 Plan.

        As of the Record Date, the Company had 34,258,167 shares of common stock outstanding.

Description of 2011 Plan

        Overview.    The purpose of the 2011 Plan is to enhance the ability of the Company to attract and retain highly qualified directors, officers, key employees and other persons and to motivate such persons to serve the Company and to improve the business results and earnings of the Company by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

        There are 850,000 shares of common stock reserved for issuance under the 2011 Plan, and no awards have been granted under the 2011 Plan. The maximum number of shares subject to options or stock appreciation rights that can be awarded under the 2011 Plan to any person is 350,000 per year. The maximum number of shares of common stock that can be awarded under the 2011 Plan to any person, other than pursuant to options or stock appreciation rights, is 200,000 per year.

        Administration.    The 2011 Plan is administered by the Company's Compensation Committee. Subject to the terms of the 2011 Plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the 2011 Plan. The Compensation Committee may delegate to a subcommittee of directors and/or officers the authority to grant or administer awards to persons who are not then reporting persons under Section 16 of the Securities Exchange Act of 1934. Options and stock appreciation rights may not be amended to lower their exercise prices without shareholder approval.

        Stock Reserved for Issuance Under the 2011 Plan.    The stock issued or to be issued under the 2011 Plan consists of authorized but unissued shares of common stock. Stock issued under the 2011 Plan pursuant to awards assumed in connection with mergers and acquisitions by us will not reduce the number of shares reserved for issuance under the 2011 Plan. The closing price of the Company's stock on the Record Date was $18.68.

        Eligibility.    Awards may be made under the 2011 Plan to our directors, officers, employees or consultants and to any other individual whose participation in the 2011 Plan is determined to be in the Company's best interests by the Compensation Committee. The Company estimates that currently approximately 80 persons are eligible to receive awards under the 2011 Plan.

        Amendment or Termination of the Plan.    The Board of Directors may terminate or amend the 2011 Plan at any time and for any reason. However, no amendment may adversely impair the rights of participants with respect to outstanding awards, except in order to comply with Section 409A of the Code. Further, unless terminated earlier, the 2011 Plan will terminate 10 years after its effective date. Amendments will be submitted for shareholder approval to the extent required by the Code or other applicable laws, rules or regulations.

Types of Awards Available for Grant under the 2011 Plan

        Restricted Stock and Restricted Stock Units.    The 2011 Plan permits the granting of restricted stock and restricted stock units. Restricted stock is stock granted subject to forfeiture if specified holding periods and/or performance targets are not met. Restricted stock units are substantially similar to restricted stock but result in the issuance of stock upon meeting specified holding periods and/or performance targets, rather than the issuance of the stock in advance. Restricted stock and restricted stock units granted under the 2011 Plan may not be sold, transferred, pledged or assigned prior to meeting the specified holding periods and/or performance targets. The Compensation Committee determines the holding periods and/or performance targets and the circumstances under which the holding periods and/or performance targets may be waived, such as upon death, disability, retirement, termination of employment or change in control.

        Options.    The 2011 Plan permits the granting of options to purchase stock intended to qualify as incentive options under the Code and also options to purchase stock that do not qualify as incentive stock options ("non-qualified options"). The options we have granted have historically been principally non-qualified options. The exercise price of each option may not be less than 100% of the fair market value of the stock on the date of grant. In the case of certain 10% shareholders who receive incentive options, the exercise price may not be less than 110% of the fair market value of the stock on the date of grant. An exception to these requirements is made for any options that the Company grants in substitution for options held by directors, officers, employees and consultants of a company that we acquire. In such a case, the exercise price would be adjusted to preserve the economic value of such holder's option from his or her former employer.

        The term of each option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after death, disability, retirement, termination of employment or change in control during which options may be exercised.

        Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee, such as upon death, disability, retirement, termination of employment or change in control. In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering stock (which, if acquired from us, has been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise.

        Options granted under the 2011 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Compensation Committee may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to address estate planning concerns.

        Other Awards.    The Compensation Committee may also award under the 2011 Plan:

  •
  dividend equivalent rights, which are rights entitling the recipient to receive amounts equal to the dividends that would have been paid if the recipient had held a specified number of shares of common stock; provided, that dividend equivalent rights may not be granted relating to stock subject to an option or stock appreciation right;

  •
  stock appreciation rights, which are rights to receive a number of shares of common stock or, in the discretion of the Compensation Committee, an amount in cash or a combination of stock and cash, based on the increase in the fair market value of the stock underlying the right over the market value of such stock on the date of grant (or over an amount greater than the grant date fair market value, if the Compensation Committee so determines) during a stated period specified by the Compensation Committee not to exceed 10 years from the date of grant;

  •
  unrestricted stock, which is stock granted without restrictions; and

  •
  cash awards.

        Section 162(m) of the Internal Revenue Code Compliance.    Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to their Chief Executive Officer and the three highest compensated executive officers (other than the Chief Executive Officer) determined at the end of each year (the "covered employees"). However, performance-based compensation may be excluded from this limitation. The 2011 Plan is designed to permit the Compensation Committee to grant awards that qualify for purposes of satisfying the conditions of Section 162(m).

        Business Criteria.    The Compensation Committee would exclusively use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per common share criteria), in establishing performance goals for awards to "covered employees" if the award is to be intended to satisfy the conditions of Section 162(m):

  •
  basic earnings per common share for the Corporation on a consolidated basis;
  •
  diluted earnings per common share for the Corporation on a consolidated basis;
  •
  total shareholder return;
  •
  net sales;
  •
  cost of sales;
  •
  gross profit;
  •
  selling, general and administrative expenses;
  •
  operating profit, alone or as a percentage of sales;
  •
  income before interest and/or the provision for income taxes;
  •
  net income;
  •
  productivity;
  •
  inventory turnover;
  •
  return on equity;
  •
  return on assets;
  •
  sales of new products;
  •
  economic value added, or another measure of profitability that considers the cost of capital employed;
  •
  net cash provided by operating activities;
  •
  net increase (decrease) in cash and cash equivalents;
  •
  customer satisfaction;
  •
  market share; or
  •
  product quality.

        Dividends or Dividend Equivalents for Performance Awards.    Notwithstanding anything contrary to the foregoing herein, the right to receive dividends, dividend equivalents or distributions with respect to a performance award will only be granted to a participant if and to the extent that the underlying award is earned.

        Effect of Certain Corporate Transactions.    The Compensation Committee may cause awards granted under the 2011 Plan to vest in the event of a transaction resulting in a change in control of the Company.

        Adjustments for Stock Dividends and Similar Events.    The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares of common stock available for issuance under the 2011 Plan, including the individual limitations on awards, to reflect dividends, splits, extraordinary cash dividends and other similar events.

U.S. Federal Income Tax Consequences

        Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the stock is subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income (which is ordinary income) in the year of the award in an amount equal to the fair market value of the stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends or distributions that are paid while the stock is subject to restrictions will be subject to withholding taxes. The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Restricted Stock Units.    There are no immediate tax consequences of receiving an award of restricted stock units under the 2011 Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of the stock issued to such grantee at the end of the restriction period. The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Incentive Stock Options.    The grant of an incentive stock option will not be a taxable event for the grantee or for the employer. A grantee will not recognize taxable income upon exercise of an incentive option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of stock received pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the grantee holds the stock for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). The employer will not be entitled to any compensation expense deduction with respect to the exercise of an incentive option, except as discussed below.

        For the exercise of an option to qualify for the foregoing tax treatment, the grant must be made by the employee's employer or a parent or subsidiary of the employer. The employee must remain employed from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the stock in an amount generally equal to the excess of the fair market value of the stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The employer will be allowed a compensation expense deduction to the extent that the grantee recognizes ordinary income.

        Non-Qualified Options.    The grant of an option will not be a taxable event for the grantee or for the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Upon a subsequent sale or exchange of stock acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the stock (generally, the amount paid for the stock plus the amount treated as ordinary income at the time the option was exercised). The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Dividend Equivalent Rights.    Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount equal to the amount paid to the grantee pursuant to the award. The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Stock Appreciation Rights.    There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2011 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Unrestricted Stock.    Participants who are awarded unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the stock on the date of the award, reduced by the amount, if any, paid for such stock. The Company will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

New Plan Benefits

        Awards under the 2011 Plan will be made at the discretion of the Compensation Committee. Accordingly, the Company cannot currently determine the amount of awards that will be made under the 2011 Plan. The Company anticipates that the Compensation Committee will utilize the 2011 Plan to continue to grant long-term equity incentive compensation to employees and directors similar to the awards described in this proxy statement.

Registration with SEC

        The Company intends to file a registration statement with the SEC pursuant to the Securities Act of 1933, as amended, covering the offering of the stock under the 2011 Plan.

Vote Required for Approval

        Approval of the 2011 Plan requires the vote of holders of a majority of the votes cast at the Annual Meeting.

PROPOSAL 3—ADVISORY VOTE ON COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its shareholders to approve the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion & Analysis ("CD&A") and tabular disclosures of this Proxy Statement. Since the vote is advisory, the result of the vote is not binding upon the Board.

        The Company's compensation philosophy is to pay for performance, support the Company's business strategies, and offer competitive compensation arrangements. The CD&A provides shareholders with a description of the Company's compensation programs, including the philosophy and strategy supporting the programs, the individual components of the compensation programs and how the Company's compensation programs are administered.

        The Company's compensation programs consist of elements designed to work together to reward achievement of short-term and long term objectives tied to the Company's performance through association with operating metrics. During 2010, the Company employed operating metrics to align employee compensation, including compensation for the executives named in the Summary Compensation Table of this Proxy Statement (the "Named Executive Officers," or "NEOs"), with the Company's business strategy.

        The Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment with the Company's business strategy and compensation philosophy. Recent examples of actions taken related to NEO compensation are:

  •
  For the Incentive Compensation Plan:

  •
  Approved re-alignment of metrics to reflect the Company's business strategy and business conditions (fiscal years 2009 and 2010) and the Company's strategy (2011); and

  •
  Required participants at or above a certain payout opportunity, including all of the NEOs, to receive 20% of the actual Incentive Compensation Plan pay-out in restricted shares of the Company's stock subject to a one-year vesting requirement (2010).

  •
  For the Long Term Equity Incentive Plan:

  •
  Awarded stock options that vest as to one-third of the number of options on each of the first of three anniversaries of the grant date with the objectives of placing greater emphasis on equity compensation tied solely to achievement of shareholder value, encouraging stock ownership and offering a long term incentive geared toward retaining key employees (2009).

  •
  Eliminated perquisites and put in place a flexible cash allowance (2009).

  •
  Modified the Change in Control and Executive Severance program to eliminate excise tax gross-ups (2009).

  •
  Adopted share ownership guidelines to emphasize the alignment between long-term corporate performance and executive compensation (2009).

  •
  Adopted a compensation claw-back policy to recoup incentive compensation and equity grants awarded to certain of the Company's leaders, including its NEOs, in the event of certain financial restatements or financial misconduct.

        As noted above, the Compensation Committee has and will continue to employ compensation practices that are performance based and emphasize long-term shareholder value and sound corporate governance principles. The Board believes that the executive compensation as disclosed in the CD&A, tabular disclosure and other narrative compensation disclosures in this Proxy Statement aligns with other peer group pay practices and reflects the Company's compensation philosophy.

FOR THE REASONS STATED, THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NON-BINDING RESOLUTION:

  RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Effect of Proposal

        The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding the Company's executive compensation practices. The final decision on the compensation and benefits of the Company's NEOs and on whether, and if so, how, to address shareholder disapproval remains with the Board and the Compensation Committee.

        The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of the Company and its shareholders.

        The Board values the opinions of the Company's shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, at least once every six years the Company is required to submit for shareholder vote a non-binding resolution to determine whether the advisory stockholder vote on executive compensation shall occur every one, two, or three years.

        After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on executive compensation to shareholders on a triennial basis is appropriate for the Company and its shareholders at this time.

        The Board believes that a triennial vote complements the Company's goal of creating a compensation program that enhances long-term shareholder value. As discussed in the CD&A, the Company's executive compensation program is designed to motivate executives to achieve short-term and long term corporate goals that promote shareholder value. A triennial vote will provide shareholders the ability to evaluate our compensation programs over a time period similar to the periods associated with the Company's compensation awards, allowing them to compare the Company's compensation program to the long-term performance of the Company. The Compensation Committee would also benefit from a three year period between advisory votes. Three years will give the Compensation Committee adequate time to fully analyze the Company's compensation program (as compared to the Company's performance over that same period) and to implement appropriate changes. In addition, this period will provide the time necessary for implemented changes to take effect and for such changes to be properly assessed. The three year period between votes will also allow the Compensation Committee to consider various factors that impact the Company's financial performance, shareholder sentiments and executive pay on a long-term basis. The Board believes that a vote more frequent than triennially will encourage a short-term compensation mindset and detract from the long term interests of the Company and its shareholders.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF "THREE YEARS."

        The proxy card provides stockholders with four choices (every one, two, or three years, or abstain). Shareholders are not voting to approve or disapprove the Board's recommendation.

Effect of Proposal

        The frequency vote is non-binding. Shareholder approval of a one, two, or three-year frequency vote will not require the Company to implement an advisory vote on executive compensation every one, two, or three years. The final decision on the frequency of the advisory vote on executive compensation remains with the Board and/or its committees.

        The Board values the opinions of the Company's shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and its committees will carefully consider the outcome of the frequency vote and other communications from shareholders when making future decisions regarding the frequency of say-on-pay votes.

 Security Ownership of Certain Beneficial Owners and Management
and Related Shareholder Matters

        The following table sets forth information with respect to the beneficial ownership of the Company's common stock as of the Record Date by:

  •
  each person known by us to beneficially own more than 5% of the Company's common stock;

  •
  each of the Company's Directors and Director nominees;

  •
  each of the Named Executive Officers; and

  •
  all of the Company's Directors and Named Executive Officers as a group.

        The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (i) voting power, which includes the power to vote or to direct the voting of the security, (ii) investment power, which includes the power to dispose of or to direct the disposition of the security, or (iii) rights to acquire voting stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 34,258,167 shares outstanding and 1,224,182 shares that are deemed "beneficially owned" under the SEC rules described above.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
Heartland Industrial Associates, L.L.C.(1)(2)	11,904,972	33.6%
177 Broad Street, Stamford, CT 06901
William Blair & Company, L.L.C	3,587,207	10.1%
222 West Adams Street, Chicago, IL 60606
First Manhattan Co	1,772,845	5.0%
437 Madison Avenue, New York, NY 10022
Thomas M. Benson(3)(5)	63,762	—%
Lynn A. Brooks(3)(5)	295,773	—%
Marshall A. Cohen(3)(5)	18,000	—%
Richard M. Gabrys(3)(5)	19,000	—%
Eugene A. Miller(3)(5)	33,000	—%
Joshua A. Sherbin(3)(5)	112,392	—%
Daniel P. Tredwell(2)	11,904,972	33.6%
Samuel Valenti III(3)(4)(5)	240,000	—%
David M. Wathen(3)(5)	428,744	1.2%
A. Mark Zeffiro(3)(5)	97,323	—%
All named executive officers and directors as a group (10 persons)(2)(3)(5)	13,212,966	37.2%

(1)
These shares of common stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. as the general partner of each of the limited partnerships, which hold shares of common stock directly. These limited liability companies and limited partnership hold common stock as follows: 8,820,936 shares are held by TriMas Investment Fund I, L.L.C. ("TIF I"); 2,243,827 shares are held by Metaldyne Investment Fund I, L.L.C. ("MIF I"); 673,065 shares are held by HIP

Side-by-Side Partners, L.P.; 134,192 shares are held by TriMas Investment Fund II, L.L.C.; and 32,952 shares are held by Metaldyne Investment Fund II, L.L.C. In addition, by reason of the Shareholders Agreement summarized under "Transactions with Related Persons-Shareholders Agreement," Heartland Industrial Associates, L.L.C., and Heartland Industrial Partners, L.P., as the managing member of TIF I, MIF I, may be deemed to share beneficial ownership of shares of common stock held by other shareholders party to the Shareholders Agreement and may be considered to be a member of a "group," as such term is used under Section 13(d) under the Exchange Act.

(2)
All shares are beneficially owned as disclosed in footnote (1). Mr. Tredwell is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. The business address for Mr. Tredwell is 177 Broad Street, Stamford, CT 06901.

(3)
For Messrs. Benson, Brooks, Cohen, Gabrys, Miller, Sherbin, Valenti, Wathen, and Zeffiro, the number set forth in the table includes options to purchase 44,164, 241,401, 18,000, 17,000, 18,000, 73,167, 200,000, 133,333 and 30,000 shares, respectively, granted under the Company's 2002 and 2006 Long Term Equity Incentive Plans, that are currently exercisable or will be per the SEC's beneficial ownership rules; and for Messrs. Benson, Brooks, Sherbin, Wathen and Zeffiro, the number set forth in the table includes 9,799, 17,637, 9,720, 51,240 and 15,953 restricted shares of common stock, respectively, awarded under the 2006 Long Term Equity Incentive Plan.

(4)
Entities affiliated with Mr. Valenti are members of Heartland Additional Commitment Fund, LLC which is a limited partner of Heartland.

(5)
Except for Mr. Wathen, each director, nominee director and named executive officer, owns less than one percent of the outstanding shares of the Company's common stock and securities authorized for issuance under equity compensation plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers and greater than 10% shareholders regarding the necessity of filing reports. With the exception of the late filing related to the deferral of 2010 Board compensation earned by Messrs. Cohen and Miller, the Company believes that all of its officers, directors and greater than 10% shareholders complied with all Section 16(a) applicable filing requirements for 2010 with respect to the Company.

Executive Officers

        Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
David M. Wathen	58	Director, President and Chief Executive Officer
A. Mark Zeffiro	45	Chief Financial Officer
Thomas M. Benson	55	President—Cequent Performance Products
Lynn A. Brooks	57	President—Packaging Systems
Joshua A. Sherbin	48	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Robert J. Zalupski	52	Vice President Finance, Corporate Development and Treasurer

        David M Wathen. Business experience provided under "Director and Director Nominees."

        A. Mark Zeffiro. Mr. Zeffiro was appointed Chief Financial Officer of the Company in June 2008. Prior to joining the Company, Mr. Zeffiro held various financial management and business positions with General Electric Company ("GE") and Black and Decker Corporation ("Black & Decker"). From 2004, during Mr. Zeffiro's four-year tenure with Black & Decker, he was Vice President of Finance for the Global Consumer Product Group and Latin America. In addition, Mr. Zeffiro was directly responsible for and functioned as general manager of the factory store business unit, a $50 million business comprising 38 factory stores and 500 personnel. From 2003 to 2004 Mr. Zeffiro was Chief Financial Officer of First Quality Enterprises, a private company producing consumer products for the health care market globally, where he led all financial activities, including funding, banking and audit. From 1988 through 2002 he held a series of operational and financial leadership positions with GE, the most recent of which was Chief Financial Officer of their medical imaging manufacturing division.

        Thomas M. Benson. Mr. Benson has been President of the Company's Cequent Performance Products, Inc. subsidiary since 2008. Prior to his appointment in 2005 as President of Cequent Towing Products, Inc., Mr. Benson held various management positions within the Cequent business, including President of Draw-Tite, Inc. Before joining the Company in 1984, Mr. Benson held the position of Manager Warranty Systems at Ford Motor Company from 1978 to 1984.

        Lynn A. Brooks. Mr. Brooks has been President of the Packaging Systems business since July 1996. He joined Rieke Corporation, today part of the Packaging Systems business, in May 1978. Prior to his current position, his responsibilities at Rieke included Assistant Controller, Corporate Controller, and Vice President—General Manager. Before joining Rieke, he served with Ernst & Young in the Toledo, Ohio and Fort Wayne, Indiana offices.

        Joshua A. Sherbin. Mr. Sherbin was appointed the Company's General Counsel and Corporate Secretary in March 2005, and Vice President and Chief Compliance Officer in May 2008, prior to which he was employed as the North American Corporate Counsel and Corporate Secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was Senior Counsel, Assistant Corporate Secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997. From 1988 until 1995, he was an associate with the law firm Butzel Long in its general business practice.

        Robert J. Zalupski. Mr. Zalupski was appointed the Company's Vice President, Finance and Treasurer in January 2003. He joined the Company as Director of Finance and Treasury in July 2002, prior to which he worked in the Detroit office of Arthur Andersen. From August 1996 through November 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense and automotive industries. Prior to August 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.

TRANSACTIONS WITH RELATED PERSONS

Policy for Review, Approval or Ratification of Transactions with Related Parties

        Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company's written Code of Ethics and Business Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.

        Pursuant to the written charter of the Corporate Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board of Directors must properly notify the

President and Chief Executive Officer and the Chairman of the Corporate Governance and Nominating Committee if any actual or potential conflict of interest arises between the Company and such member. After notification, the Board of Directors will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Corporate Governance and Nominating Committee.

        It is also the Company's unwritten policy, which policy is not otherwise evidenced, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.

        In addition, the Company's credit facility and the indenture governing the Company's senior subordinated notes contain covenants that restrict the Company's ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm's-length basis from unrelated parties. Such covenants influence the Company's policy for review, approval and ratification of transactions with related parties.

Heartland Industrial Partners

Initial Public Offering

        On May 17, 2007, the Company completed an initial public offering which benefited all of the Company's pre-offering shareholders, and its officers and directors due principally to the creation of a public market for the Company's common stock. Upon the consummation of the offering, Heartland retained control of approximately 45.2% of the Company's voting stock. Disclosure of Heartland's ownership is described under "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters."

Shareholders Agreement

        Heartland, Masco Capital Corporation, and other investors are parties to a shareholders agreement regarding their ownership of the Company's common stock (the "Shareholders Agreement"). The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause the election to the Board of Directors of such number of Directors as shall constitute a majority of the Board of Directors as designated by Heartland. There are no arrangements or understandings between any of the Company's directors on the one hand and Heartland on the other hand pursuant to which a director was selected. The Shareholders Agreement also provides Heartland and the other parties to it with certain registration rights under the Securities Act of 1933, as amended.

Advisory Services Agreement

        The Company and Heartland are party to an advisory services agreement, pursuant to which Heartland is reimbursed for certain of its expenses and may continue to earn a fee not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestitures by the Company, in each case subject to the approval by the disinterested members of the Company's Board of Directors. Heartland did not charge the Company any fees related to transaction services in 2010. During 2009, the independent directors approved fees of approximately $2.9 million for services rendered in connection with the Company's debt refinancing activities and $0.1 million for reimbursement of normal-course operating expenses.

Management Rights Agreement

        The Company has entered into an agreement with Heartland granting certain rights to consult with management and receive information about the Company and to consult with the Company on significant matters so long as Heartland continues to own any of the Company's securities. Heartland has the right to attend Board meetings as an observer if they no longer have the right to designate one or more members of the Board. Heartland must maintain the confidentiality of any material non-public information it receives in connection with the foregoing rights. Heartland will not be paid any fees or receive any compensation or expense reimbursement pursuant to this agreement.

Relationships with Heartland

        The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. One of the Company's directors, Mr. Tredwell, is the managing member of Heartland Industrial Partners, L.L.C. Mr. Valenti, the Company's Chairman, is a former advisor to Heartland and is affiliated with entities that are members of a limited liability company that owns a limited partnership interest in Heartland. Heartland has informed the Company that its limited partners include many financial institutions, private and government employee pension funds and corporations. The Company may, in the ordinary course of business, have on a normal, customary and arm's length basis, relationships with certain of Heartland's limited partners, including banking, insurance and other relations.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis Overview

Introduction and Overview

        This Compensation Discussion & Analysis ("CD&A") describes the executive compensation programs in place at the Company for 2010 and key elements of the program for 2011. Your understanding of our executive compensation program is important to the Company. The goal of this CD&A is to explain:

  •
  Our compensation philosophy for executives of the Company including our Named Executive Officers;

  •
  The respective roles of our Compensation Committee and management in the executive compensation process;

  •
  The key components of our executive compensation program; and

  •
  How the decisions we make in the compensation process align with our compensation philosophy.

2010 Business Conditions and Performance Results Achieved

        The Compensation Committee and management evaluated and set 2010 executive compensation in the context of the Company's performance and plan, the current global economic outlook and the widespread concern over executive pay. During 2010, the management team continued to make significant progress on the Company's strategic initiatives.

  •
  2010 sales increased over 17% compared to 2009 as a result of improving demand, and more importantly, successful execution of our many growth initiatives.

  •
  The management team continued to drive additional productivity initiatives, as well as launch a Global Sourcing Organization in 2010 to position the Company for future savings. These productivity initiatives, combined with the lower cost structure implemented in 2009, generated sustainable operating leverage and improved operating margins. 2010 operating profit margins improved over 320 basis points compared to 2009 levels.

  •
  Increased levels of profitability translated to a significant increase in income from continuing operations and an increase in earnings per share of over 150% compared to the 2009 levels.

  •
  Lowered operating working capital as a percentage of sales and reduced outstanding debt and related leverage ratio, resulting in record levels of cash and available liquidity.

        Throughout this Proxy Statement, TriMas' Named Executive Officers means:

    (1)
    President and CEO—David M. Wathen;

    (2)
    Chief Financial Officer (CFO)—A. Mark Zeffiro;

    (3)
    President, Packaging Systems—Lynn A. Brooks (President, Packaging Systems);

    (4)
    President, Cequent Performance Products—Thomas M. Benson (President, Cequent Performance Products); and

    (5)
    Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary (General Counsel)—Joshua A. Sherbin.

Philosophy and Objectives and Overview of Key Program Elements

        Our executive compensation philosophy is to employ programs that attract and retain key leaders, deliver pay that varies appropriately with the performance results achieved, and motivate executives to continuously strive to improve both our short-term and long-term financial and operating positions. Our goal is to align our executives' interests with those of our shareholders, and encourage our executives to make decisions that will increase shareholder value over the longer-term.

        Our Compensation Committee works closely with the Company's leadership team to refine our compensation programs, to clearly articulate its objectives to our executives, and to emphasize our focus on performance-based compensation whereby executives are rewarded for results that create shareholder value.

        The main elements of our compensation structure and how each supports our compensation philosophy are summarized below:

  •
  Base Salary must be market competitive and recognize individual performance, skill, knowledge, and experience.

  •
  Incentive compensation is intended to reward both short and long term corporate, business unit and individual performance, and align executive interests with shareholder interests.

  •
  Short term performance is measured by financial and operational metrics set by the Committee annually, and awards earned are paid in a combination of cash and restricted stock.

  •
  Long term performance is generally rewarded through equity awards granted under our equity plans, which directly link the executives' long-term income growth potential to the value of and growth in our stock price, thereby aligning executives' interests with those of our shareholders.

        Compensation that is performance-based (as opposed to fixed) increases as an executive's responsibility increases. The Committee believes that the proportion of an officer's total compensation that is dependent on performance results achieved should increase commensurate with position level and accountability.

Role of the Compensation Committee

        The Board designed governance process expressly delegates to the Compensation Committee the responsibility to determine and approve the President and CEO's compensation, as well as to make all decisions regarding compensation for the other NEOs.

        The Compensation Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the Compensation Committee makes. Although the Compensation Committee does have responsibility for Board compensation matters, all such decisions are subject to full Board approval.The Board and Committee recognize the importance of executive compensation decisions to the management and shareholders of the Company.

        The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company's directors and executive officers, including the President and Chief Executive Officer and the CFO and the other NEOs. The Committee's charter reflects such responsibilities and is available on the Company's website, www.trimascorp.com, in the Corporate Governance section of the Investors page. The Committee last reviewed and updated its charter on October 29, 2009.

Input from Management

        Certain senior executives provide information used by the Compensation Committee in the compensation decision-making process. Specifically, our President and CEO provides input to the Committee regarding corporate and business unit performance goals and results. He also reviews with the Committee the performance of the executive officers who report directly to him, and makes recommendations to the Committee regarding their compensation. Our Chief Financial Officer also provides input and analysis regarding financial and operating results. Our Vice President, Human Resources regularly works with the Committee Chair to prepare materials for Committee discussions, and presents management's recommendations regarding program changes.

        The Committee carefully considers management's input, but is not bound by their recommendations in making its final pay program decisions.

Independent Compensation Consultant

        The Compensation Committee has retained an outside consulting firm to advise the Compensation Committee on various executive and director compensation matters. At the outset of 2010, the Committee retained Hewitt Associates to provide this assistance. This consulting relationship was transitioned as of October 1, 2010, when Hewitt spun-off a significant portion of its executive compensation practice into Meridian Compensation Partners, LLC ("Meridian"), a completely separate entity that is independent from Hewitt.

        Hewitt, and now Meridian, reported directly to the Compensation Committee. Use of an outside consultant is an important component of the TriMas compensation setting process, as it enables the Compensation Committee to make informed decisions based on market data and best practices. Representatives from Meridian attend Compensation Committee meetings, meet with Compensation Committee members in executive session and consult with the members as required to provide input with regard to the CEO's compensation based on the Committee's assessment of his performance.

        Meridian has no affiliations with any of the Named Executive Officers or members of the Board other than in its role as an outside consultant. Meridian does not provide any other services to the Company. All work performed by Meridian, whether with the Committee directly or with management at the direction of the Committee, requires pre-approval by the Chair of the Compensation Committee.

        During 2010, Meridian's consulting related primarily to the Company's compensation analysis for the NEOs and Board, and strategy regarding long term equity compensation. During 2010, we paid Hewitt and Meridian approximately $60,034 and $35,699, respectively, for advising the Compensation Committee on executive and director compensation matters.

The Role of Compensation Benchmarking and Peer Group Assessment

        The Committee believes that reviewing market benchmark pay data is an important element in ensuring that the overall compensation program remains competitive. However, the Committee does not rigidly rely only on market data in making pay decisions; it considers such other factors as overall Company performance, general business conditions and the goals of retaining and motivating leadership talent.

        In 2009, the Committee reviewed and approved a benchmarking peer group that included companies in the same or similar Global Industry Classification Standard categories as TriMas, and that were roughly comparable to the Company in size (generally, their 2008 revenues ranged from one third of to three times TriMas' 2008 revenues). This group also included companies with which TriMas competes for customers, market share, or talent.

        This Committee used the peer group in December 2009 to benchmark pay for the Company's top five executives. Data from this analysis was used to make pay decisions for 2010 and to support pay decisions made for 2011.

        The Committee did delete one entity from the benchmarking peer group in 2010 (BWAY Holding Company) because it is no longer a publicly-traded company. The following 24 companies remain in the Committee's comparator group:

Actuant Corporation	Gardner Denver	Robbins & Meyers
Ametek, Inc.	GenCorp. Inc.	Roper Industries Inc.
Aptar	Graco, Inc.	Silgan Holdings
Carlisle Companies	Greif, Inc.	Stoneridge Inc.
Crane Co.	IDEX	Teleflex Inc.
Donaldson Company	Kaydon Corporation	Thor
Drew Industries	Kennametal	Transdigm Group
EnPro	Lufkin Industries	Winnebago Industries

        The Compensation Committee plans to review the peer group periodically to ensure it remains suitable for benchmarking purposes. The Committee anticipates that changes in the group will occur from time to time based on the evolution of its own business strategy, the business mix of the peer companies, and the availability of comparative data.

        In general, the Compensation Committee's objective is to set target compensation levels at market median with an opportunity to earn above market awards when shareholders have received above market returns. However, the Compensation Committee recognizes that it may occasionally need to set and pay target compensation above this range depending on the circumstances (for example, to address specific individual hiring or retention issues). In determining the compensation components for each NEO for 2010, the Compensation Committee generally focused on market values at the size adjusted median. It also subjectively considered other factors in its decision process including individual performance, Company performance, tenure and experience, and incremental cost. Specific positioning against the market is described in the following paragraphs in greater detail for each component of pay.

Compensation Components

        The material elements of the Company's executive compensation program, and the purpose for each element, are as follows:

  •
  Base salary—Deliver a competitive level of fixed cash compensation to compensate for the primary duties of the role

  •
  Annual incentive—Earn additional cash and stock compensation based on the degree to which annual performance goals are met

  •
  Long-term incentive—Provide additional compensation potential based on equity grants that increase in value as stock price increases, thereby aligning the interests of executives and shareholders

  •
  Retirement and health/welfare benefits—Enable executives to provide for their own financial security in retirement, and provide a baseline measure of protection in cases of illness, disability or loss of life

  •
  Perquisites—Provide a financial benefit allowance to compensate our executives for the extraordinary demands on their time

        Each program element is further described in the following paragraphs.

        Base Salary. Base salaries for the Company's Named Executive Officers are established based on the scope of their responsibilities and their prior relevant background, training, and experience, and take into account competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the size-adjusted median salaries for executives in comparable positions at the benchmark peer group. The Company believes that providing competitive salaries is key to its ability to successfully attract and retain talented executives.

        Each year, the Committee considers whether to grant merit increases and/or market-based adjustments to TriMas' NEOs. In so doing, it considers several factors such as individual responsibilities, performance, experience, and alignment with market levels.

        Based on continued operational improvement and individual performance, the Compensation Committee approved the following salary adjustments in 2010:

NEO	1/1/2010 Base Salary	Salary Rate effective 7/1/2010	% Increase in 2010	TRS vs. Market Median
President & CEO	$675,000	$691,875	2.5%	2.9%
CFO	$360,000	$400,000	11.1%	7.6%
President, Cequent Performance Products	$300,000	$307,500	2.5%	(9.8)%
President, Packaging Systems	$419,000	$430,500	3%	16.5%
General Counsel	$350,000	$370,000	5.7%	11.9%

Additional detail regarding the increase and resulting salary level for each executive is described below:

  •
  President & CEO: General merit increase to reflect market movement.

  •
  CFO: Increase to recognize general market movement and increased responsibility of position.

  •
  President, Cequent Performance Products: General merit increase to reflect market movement.

  •
  President, Packaging Systems: Merit increase in line with market movement, and includes a supplemental allowance of $33,000 paid in lieu of life insurance formerly provided. The $33,000 supplemental allowance is not included when comparing base salary to market median, nor is it included when calculating base salary increases.

  •
  General Counsel: Increase to recognize general market movement and increased responsibility of position.

The Committee has also approved the following salary levels to become effective July 1, 2011:

NEO	Salary as of July 1, 2011
President and CEO	$700,000
CFO	$410,000
President, Cequent Performance Products	$316,800
President, Packaging Systems	$442,500
General Counsel	$381,100

        The 2011 increases represent increases in line with merit assessments and general market movement for the respective positions.

2010 TriMas Incentive Compensation Plan

        The goal of the TriMas Corporation Incentive Compensation Plan ("ICP") is to support our overall business objectives by aligning corporate, business unit and individual performance with the goals of shareholders and focusing attention on the key measures of success. The Plan is designed to accomplish this goal by providing the opportunity for additional cash or stock-based rewards when pre-established performance goals are achieved. The ICP also plays a key role in ensuring that our annual cash compensation opportunities remain competitive.

        Target awards. Each of our NEOs has a target bonus opportunity for the plan year that is expressed as a percentage of base salary. Target awards for 2010 are shown in the following chart:

NEO	Target Bonus Amount	Target Award as Percent of Salary
President & CEO(1)	$761,000	110%
CFO	$280,000	70%
President, Cequent Performance Products	$155,000	50%
President, Packaging Systems	$279,000	70%
General Counsel	$185,000	50%

(1)
Disclosure in the Company's proxy statement filed in 2010 referenced the President & CEO's target bonus amount as $742,500. As adjusted in the Company's third quarter Form 10-Q, the amount originally approved by the Compensation Committee is $761,000.

        Based on the performance results achieved, actual awards generally can vary as a percent of target from a threshold of 0% to a maximum of 212.5% for participants at the Company-wide level, and from 0% to 200% for business unit participants.

        Consistent with the ICP program design, all ICP participants, including the NEOs, whose target awards exceeded $20,000, receive 80% of the awards earned in cash and 20% of the award value in the form of a restricted stock award in March 2011. The restricted stock will vest on the first anniversary of the grant date. This program feature permits the ICP to reward shorter-term performance and encourages longer-term employee retention.

        Performance measures. The ICP measures Company-wide performance indicators to determine bonuses earned by participants with corporate-wide responsibilities. Messrs. Wathen, Zeffiro and Sherbin can earn bonuses based on achieving Company-wide performance goals. Participants with business unit level responsibility are assessed on performance metrics that evaluate solely the performance of the participant's business unit. Messrs. Benson and Brooks can earn bonuses based on the performance results achieved by each of their respective business units.

        Each year, the Compensation Committee approves the specific performance metrics for that year's program, and their relative weightings based on the importance of that measure to the Company for the year. The target level for each performance metric is the center of the plan and if attained will pay out at 100% of the metric. The threshold is the lowest level of payout below which no payment is made for that specific component. If performance under a metric is between the identified threshold and the maximum, the actual payout is determined based on the achievement of milestones within the matrix, with the distance between the milestones determined on a facts and circumstances basis depending on the business unit and respective metric.

        Company-wide Performance Measures. The following Company-wide performance metrics were selected for the 2010 ICP for employees with Company-wide responsibility:

  •
  Sales/Profitability—35%. This metric provides for rewards based on our performance in two areas: (1) the Company's consolidated recurring operating profit as a percent of net sales (operating margin), and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity. This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage both our revenues and costs throughout the business cycle.

  •
  Return on Average Invested Capital—15%. ROAIC measures how effectively the Company, on a consolidated basis, utilizes the capital (borrowed or owned) invested in our operations, and was included because of the importance of ensuring that we realize an appropriate return on such investment. ROAIC is calculated by dividing the after-tax sum of recurring operating profit (as defined above) and other income/expense by the most recent five quarter average net assets (total assets less cash minus current liabilities).

  •
  Earnings Per Share—25%. Earnings Per Share ("EPS") is the diluted earnings per share, from continuing operations, as reported in the Company's reports on Form 10-Q and 10-K filed with the SEC, adjusted to exclude the after-tax impact of non-recurring charges (cash and non-cash) associated with items such as business restructuring, cost savings projects and asset impairments. EPS is widely viewed by our shareholders as a key measure of overall profitability.

  •
  Cash Flow—15%. Cash flow is the sum of recurring operating profit (defined above), adjusted (i) up or down for other income/expense, (ii) up or down for changes in working capital, (iii) upward for depreciation and amortization, and (iv) downward for capital expenditures, cash interest and cash taxes. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

  •
  Non-Financial Objectives—10%. Each ICP participant also is assessed based on achievement of non-financial objectives relative to the participant's area of responsibility. The specific objectives that apply to each of the NEOs are listed in the following table:

Category	Specific Areas of Focus
Structured planning process	Implement and use QRF process Improve forecast accuracy
Great place to work	Upgrade communication plan and implement Improve employee engagement survey results Training goals
"Best cost" producer	Implement new sourcing initiative Grow "backroom" migration to low cost sources
Governance	Regulatory Compliance
Management team credibility	Deliver on key objectives Continuing confidence of Board Build confidence among investors

        For 2010, the specific Company-wide performance goals were as follows:

Metric	Threshold	Target	Maximum	Weighting
Sales/Profitability	At $808.2 million in sales and 7.5% operating profit, the participant would receive 50% award of this metric	At $854.8 million in Sales and 9.5% operating profit, the participant would receive 100% award of this metric	At $900.8 million in Sales and 11.5% operating profit, the participant would receive 200% award of this metric	35%
Return on Average Invested Capital	At 5.6% of ROAIC, the participant would receive 60% award of this metric	At 7.5% of ROAIC, the participant would receive 100% award of this metric	At 9.5% of ROAIC, the participant would receive 200% award of this metric	15%
EPS	At $0.49 earnings per share, the participant would receive 50% award of this metric	At $0.61 earnings per share, the participant would receive 100% award of this metric	At $0.91 earnings per share, the participant would receive 250% award of this metric	25%
Cash Flow	At $15.23 million cash flow the participant would receive 70% award of this metric	At $30.0 million cash flow the participant would receive 100% award of this metric	At $43.50 million cash flow the participant would receive 200% award of this metric	15%
Non Financial Objectives	This metric is awarded based on the individual executive's achievement of individual goal and objectives.			10%

        Business-unit performance measures. For 2010, ICP bonuses for the President, Packaging Systems and President, Cequent Performance Products were based on the following performance measures at the business unit level. This approach focuses business unit leaders on optimizing the performance of their respective business unit rather than on overall Company-wide performance.

  •
  Sales/Profitability—40%. This measure provides for rewards based on the business unit's performance in two areas: (1) the business unit's recurring operating profit as a percent of net sales (operating margin) and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes, bonus expense and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity.

  •
  Cash Flow—15%. Cash flow is the sum of recurring operating profit (defined above), adjusted (i) up or down for other income/ expense, (ii) up or down for changes in working capital, (iii) upward for depreciation and amortization, and (iv) downward for capital expenditures, cash, interest and cash taxes.

  •
  Productivity—15%. This measure is based on the achieved gross total cost savings realized from approved business unit initiatives. Types of productivity projects include value added/value engineered, facility rationalization, vendor cost downs, outsourcing/insourcing, and moves to low cost countries. Productivity does not include volume-related improvements (e.g., the natural leverage of fixed costs attributable to higher levels of production).

  •
  Inventory Turnover—10%. Inventory turnover is calculated by dividing the business unit's annual cost of sales by the arithmetic average of its month-end net inventory (e.g., the sum of month-end inventory balances during the fiscal year divided by 12). Inventory turns measure the speed at which we convert our inventory into sales and thus is an important supply chain metric.

  •
  % New Products/Markets Sales—10%. The % New Products/Markets Sales metric measures the percent of business unit sales that come from new products or markets. This measure is calculated by dividing the net sales for specifically identified new products or new markets by total net sales for the business unit. Each of the new products or new market projects is agreed upon as part of the annual business planning process at the outset of the year. This is a key measure of our ability to innovate and grow by expanding into new markets and/or developing new products.

  •
  Non-Financial Objectives—10%. The goals for this category fall under the same framework as identified earlier in this discussion for the Company-wide performance metrics.

        For 2010, the specific performance goals for Packaging Systems were as follows:

Metric	Threshold	Target	Maximum	Weighting
Sales/Profitability	At $139.5 million in sales and 22.3% operating profit, the participant would receive 50% award of this metric	At $155.0 million in Sales and 24.3% operating profit, the participant would receive 100% award of this metric	At $186.0 million in Sales and 27.3% operating profit, the participant would receive 200% award of this metric	40%
Cash Flow	At $38.82 million cash flow the participant would receive 70% award of this metric	At $43.16 million cash flow the participant would receive 100% award of this metric	At $51.84 million cash flow the participant would receive 200% award of this metric	15%
Productivity	At $3.36 million in Productivity gains the participant would receive 60% award of this metric	At $4.19 million in Productivity gains the participant would receive 100% award of this metric	At $6.29 million in Productivity gains the participant would receive 200% award of this metric	15%
Inventory Turns	At 6.73 inventory turns the participant would receive 60% award of this metric	At 7.47 inventory turns the participant would receive 100% award of this metric	At 8.47 inventory turns the participant would receive 200% award of this metric	10%
%New Product/Market Sales	See note below.(1)			10%
Non Financial Objectives	This metric is awarded based on the individual executive's achievement of individual goal and objectives.			10%

(1)
The Compensation Committee set the target for this metric at a level that requires Packaging Systems to successfully expand its product portfolio and geographic market base to contribute both to 2010 sales and profitability and provide a foundation for 2011 activity. Achievement at each milestone requires innovation and commercialization.

        As Cequent Performance Products is an operating segment that is part of the broader Cequent North American reportable segment, we do not provide information regarding the threshold, target and maximum for its 2010 ICP metrics. The Compensation Committee designated targets that for each metric requires disciplined financial and operations management. On a year over year basis, the targets reflect the Committee's expectation of improved growth and earnings over the prior year. The Cequent Performance Products targets are also designed to incent and require the business unit leadership to deliver new cost savings initiatives and contributions from new markets and products.

        Award Determination and Payouts. In February of each year, the Compensation Committee determines the degree to which ICP goals for the prior year were achieved. For 2010, the results achieved for each Company-wide performance measure are indicated below, including results achieved for the non-financial objectives, and the resulting aggregate awards for each of the NEOs whose bonuses are based on Company-wide performance.

Metric	Weight	Result Achieved	Payout Earned as a Percent of Total Target Award
Sales/Profitability	35%	Sales: $942.6 million Oper Margin: 12.1%	70%
ROAIC	15%	10.8%	30%
Earnings per share	25%	$1.21	62.5%
Cash flow	15%	$83.4 million	30%
Subtotal before Non-financial objectives			192.5%
Nonfinancial objectives	10%
Total awards earned by each executive		Non-Financial Objective
President and CEO		20%	212.5%
Chief Financial Officer		20%	212.5%
General Counsel		17.5%	210%

        Based on the performance of the Company in 2010 and the individual contributions of each of Messrs. Wathen, Zeffiro and Sherbin toward that performance, each received the following weighting for the non-financial objectives component.

Explanation of the 2010 Non-Financial Objectives Achieved-Company-Wide Performance

        President & CEO—Mr. Wathen received 200% of the non-financial objective of his bonus for his role in leading the Company to a successful 2010 and continuing to improve the Company's strategic planning and execution. Under his leadership, the Company increased its 2010 sales by 17% compared to 2009, improved the strategic execution of its growth initiatives, and successfully implemented a Global Sourcing Organization and many productivity initiatives. Mr. Wathen's leadership and focus on strategic planning and execution significantly impacted shareholder value in 2010 as evidenced by the increase in earnings per share of over 150% compared to 2009 levels.

        CFO—Mr. Zeffiro received 200% of the non-financial objective of his bonus for playing a significant role in the Company's overall success. He played a key leadership role in improving the closing and reporting process, improving our overall quarterly forecasting and simplifying the budget process. Mr. Zeffiro continued to develop and hire key team members to assist with the improvement of these processes. He also led the Company's Global Sourcing Organization initiative that facilitated the Company's low cost sourcing and productivity initiatives.

        General Counsel—Mr. Sherbin received 175% of the non-financial objective of his bonus for playing a significant role in supporting the Company's initiatives. He played a key role in the Company's two acquisitions in 2010 and the disposition of a significant real estate asset. He strengthened and developed the legal team, supported strategic planning and provided pragmatic legal advice and counsel to the executive leadership and senior management regarding day-to-day initiatives.

        Results for the NEOs whose bonuses are determined at the business unit level are detailed below:

		Packaging Systems		Cequent Performance Products
Metric	Weight	Result	Payout as % of Target	Result	Payout as % of Target
Sales/Profitability	40%	Above Target	67%	Above Target	72%
Cash Flow	15%	Maximum	30%	Maximum	30%
Productivity	15%	Maximum	30%	Above Target	23%
Inventory Turns	10%	Above Target	12%	Below Target	8%
% New Products/Market Sales	10%	Maximum	20%	Above Target	15%
Nonfinancial objectives:	10%	Above Target	17.5%	Maximum	20%
Total			177%		168%

Explanation of the 2010 Non-Financial Objective Achieved-Messrs. Benson and Brooks

        President, Cequent Performance Products—Mr. Benson received 200% of the non-financial objective of his bonus for his strong strategic leadership of the continued integration of the legacy towing, trailer, and electrical business. Under Mr. Benson's leadership and direction, Cequent Performance Products effectively leveraged its broad product portfolio to gain market share, drove top line growth, and implemented productivity improvements to create margin expansion. Mr. Benson also provided leadership in Cequent Performance Products' improved financial forecasting which facilitated financial visibility and strategic planning for the business.

        President, Packaging Systems—Mr. Brooks received 175% of the non-financial objective of his bonus for his leadership of the Packaging Systems team. Under Mr. Brooks' direction, Packaging Systems identified and implemented top-line growth initiatives involving new products and new geographic markets. Mr. Brooks also maintained focus on the Packaging Systems' core business of industrial closures which experienced improvement year over year. In 2010, Packaging Systems effectively implemented the Company's quarterly rolling forecast (QRF) planning process and continued to produce employee engagement results in excess of manufacturing industry benchmarks.

        The target and actual awards earned by our NEOs are listed in the following chart:

NEO	Target Award as Percent of Salary	Target Bonus Amounts	Actual ICP Award Earned	ICP Earned and Paid in Cash	ICP Earned and Paid in Restricted Stock in March 2011
President & CEO	110%	$761,000	$1,617,201	$1,293,761	$323,440
CFO	70%	$280,000	$595,028	$476,022	$119,006
President, Cequent Performance Products	50%	$155,000	$260,338	$208,270	$52,068
President, Packaging Systems	70%	$279,000	$492,770	$394,216	$98,554
General Counsel	50%	$185,000	$388,519	$310,815	$77,704

2011 TriMas Incentive Compensation Plan—Program Highlights.

        For fiscal year 2011, the Committee approved several changes to the ICP at the Company-wide level:

  •
  Eliminated ROAIC and Non-Financial Objectives as Company-wide measures.

  •
  Increased the weightings as follows: Sales/Profitability from 35% to 40%, EPS from 25% to 30%, and Cash Flow from 15% to 30%.

  •
  These changes reflect the Compensation Committee's view of earnings per share as an increasingly important indicator of Company growth in market value, cash flow as a critical tool to delever and create value through measurable financial objectives as more effectively aligning the short term incentive plan with financial metrics that are impactful and measurable over a 12 month period (as compared to non-financial objectives).

For fiscal year 2011, the Committee also approved several changes to the ICP at the Cequent Performance Products and Packaging Systems level:

  •
  Eliminated Inventory Turnover and Non-Financial Objectives as performance measures.

  •
  Increased weightings as follows: Cash Flow from 15% to 20%; Productivity from 15% to 20%; New Products/Markets sales from 10% to 20%.

  •
  These changes reflect the Compensation Committee's view of cash flow as a critical tool to delever and create value, the import of productivity to improve the Company's cost structure, the importance of growth initiatives to expand the Company's revenue base, and the value of measurable financial objectives (as compared to non-financial objectives).

Key plan features that will remain constant for 2011 include target awards, the requirement that 20% of ICP bonuses earned for those whose target awards exceed $20,000, be paid in restricted stock, and performance measures at the business unit level. As a percent of salary, the NEOs' target awards for 2011 are as follows:

NEO	Target Bonus Amount	Target Bonus as a percentage of salary
President & CEO	$788,000	112.5%
CFO	$298,000	72.5%
President, Cequent Performance Products	$159,000	50%
President, Packaging	$287,000	70%
General Counsel	$191,000	50%

        The 2011 increases for the President & CEO and CFO represent increases in line with merit assessment and additional allocation to performance based pay.

Long-term Incentive Program

        Overview. The Company has two equity incentive plans, referred to as the 2002 Long Term Equity Incentive Plan and the 2006 Long Term Equity Incentive Plan (together, the "Equity Plans"). Each provides for grants to employees, directors and consultants of incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units or performance-based awards. The Company historically has issued equity compensation under each of the Equity Plans.

        Purpose. Our long-term equity program is designed to reward the achievement of long-term business objectives that benefit our shareholders through stock price increases, thereby aligning the interests of our executives with those of our shareholders. We make periodic grants to participants, after considering such factors as overall business climate, stock price performance, share availability, and retention considerations, to name a few.

        Grants. In 2009, we made grants of stock options to our Company leadership group. In February 2010, grants were more limited, as our strategy to date is to make grants to all participants on a periodic basis rather than annually. The Committee approved restricted stock unit grants for the CFO and General Counsel with grant date values of $200,000 and $150,000, respectively. A key purpose of these grants was to better align the recipients' long term incentive compensation with the market. These grants also have a retention purpose, since they will not vest until the third anniversary of the grant and require that the recipient be employed by the Company as of the vesting date.

        Pursuant to his offer letter dated January 12, 2009, and discussed in more detail later, Mr. Wathen has the opportunity to receive restricted stock units when specific performance hurdles are met. Specifically, he will be granted restricted stock units if the Company's closing stock price exceeds various price hurdles for any successive 75 trading day period within the first 36 months of employment. During 2010, the first two price hurdles of $5 and $10 were met, and he was granted 25,000 restricted stock units on each of March 24, 2010 and October 21, 2010. Vesting will occur in increments of one-third on the first, second and third anniversaries of each grant date provided Mr. Wathen remains employed by the Company on those dates. The third stock price performance hurdle of $15 was achieved in 2011 and Mr. Wathen was granted a 25,000 restricted stock units on January 21, 2011.

        In summary, the grants to NEOs in 2010 consisted of the following number of restricted stock units:

  •
  President & CEO: 50,000

  •
  Chief Financial Officer: 32,850

  •
  General Counsel: 24,640

2010 Special Cash Awards.

        On February 26, 2010, the Compensation Committee granted special one-time cash awards to the President & CEO and Chief Financial Officer of $150,000 and $50,000, respectively, in recognition of their leadership and performance. The terms of the cash awards required each recipient to use the after-tax amount of his award to buy shares of Company stock.

2011 Special Awards of Restricted Stock.

        On February 24, 2011, the Compensation Committee awarded restricted stock units to Messrs. Wathen, Zeffiro, and Sherbin, in recognition of their leadership and role within the Company. The award consists of three components each to be settled in shares of the Company's common stock. Upon the Company achieving at least $2.00 of cumulative earnings per share for any consecutive four financial quarters beginning April 1, 2011 through September 30, 2013, 50% of the restricted stock units will vest on the business day immediately following the release of earnings for the quarter in which the EPS performance measure is met (the "EPS Vesting Date") and the remaining 50% will vest in two equal parts on the first and second anniversary of the EPS Vesting Date. Upon the Company's stock price closing at or above $30 and $35 per share for 30 consecutive trading days with the last such trading day occurring on or prior to September 30, 2013, 50% of the restricted stock units will be granted and immediately vested on the close of the business day on which such trading threshold is satisfied and the remaining 50% will vest in two equal parts on the first and second anniversary of the date on which the respective trading threshold is met, and require that the recipient be employed by the Company as of each vesting date. The awards consisted of the following number of restricted stock units:

	$2.00 EPS Target	$30 Stock Price Target	$35 Stock Price Target
President & CEO	21,000	10,500	10,500
Chief Financial Officer	10,500	5,250	5,250
General Counsel	5,840	2,920	2,920

        In connection with the approval by the Compensation Committee of the 2010 ICP payments, each NEO receives 80% of the payment in cash and 20% of the ICP award in restricted stock. The number of restricted stock units is based on the close of business stock price on March 1, 2011. As described earlier, these shares will vest on the first anniversary of the grant, provided the participant is employed by the Company at the time of vest. The value to be delivered to each NEO in restricted stock is as follow:

NEO	ICP Earned and to be Paid in Restricted Stock in March 2011
President & CEO	$323,440
CFO	$119,006
President, Cequent Performance Products	$52,068
President, Packaging System	$98,554
General Counsel	$77,704

        Program Changes for 2011. The Committee and management are considering the design of an ongoing long-term incentive program that is expected to include annual grants of performance-based equity and stock options. The new program design is expected to be finalized and implemented beginning in 2012.

Benefits and Retirement Programs

        Consistent with our overall philosophy, the NEOs are eligible to participate in benefit plans that are available to substantially all the Company's employees. These programs include participation in the Company's retirement program (comprised of a 401(k) savings component and a quarterly contribution component), and in our medical, dental, vision, group life and accidental death and dismemberment insurance programs.

        The Company makes matching contributions for active participants in the 401(k) savings component equal to 25% of the participants' permitted contributions, up to a maximum of 5% of the participant's eligible compensation. In addition, for most employees the Company may contribute up to an additional 25% of matching contributions based on the Company's annual financial performance.

        Under the terms of the quarterly contribution component, the Company contributes to the employee's plan account an amount determined as a percentage of the employee's base pay upon an employee's eligibility following one year of employment. The percentage is based on the employee's age and for salaried employees, ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 and over. For 2010, Mr. Zeffiro received 3.0%, Mr. Sherbin received 4.0%, Mr. Benson received 4.5%, Mr. Wathen received 4.5% beginning February 2010 and Mr. Brooks received 7.0% due to a supplemental legacy benefit.

Executive Retirement Program

        The Company's executive retirement program provides senior managers with retirement benefits in addition to those provided under the Company's qualified retirement plans. The Company offers these programs to enhance the competitiveness of total executive pay.

        Under the Supplemental Executive Retirement Plan ("SERP"), the Company makes a contribution to each participant's account at the end of each quarter with the amount determined as a fixed percentage of the employee's eligible compensation. The percentage is based on the employee's age on the date of original participation in the plan (6.0% for Messrs. Brooks and Wathen, 4.0% for Messrs. Sherbin and Zeffiro, and Mr. Benson does not participate). Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company's contributions occurs upon attainment of retirement age or death.

        The Compensation Limit Restoration Plan ("CLRP") provides benefits to senior managers in the form of Company contributions which would have been payable under the quarterly contribution component of the Company's tax-qualified retirement plan, but for tax limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under this plan. Company contributions under the CLRP vary as a percent of eligible compensation based on the employee's age.

        Effective January 1, 2007, the qualified retirement plans vesting provisions were modified to accommodate requirements under the Pension Protection Act of 2006. The vesting schedule for the Plans changed from 100% vesting upon completion of five-years of service for all contributions, to 100% vesting upon completion of three years for contributions made after January 1, 2007. In 2010, the Committee harmonized the vesting schedule for the Compensation Limit Restoration Plan to the three-year period reflected in the qualified plan. For this reason, contributions made before 2010 vest 100% after five years of eligible employment. Contributions made in or after 2010 vest 100% after three years of eligible employment. Immediate vesting in the Company's contributions occurs upon attainment of retirement age or death.

        In 2010, the Company implemented an elective deferral compensation feature to supplement the existing executive retirement program. For fiscal years beginning in 2011, an employee eligible to receive SERP contributions may elect to defer up to 25% of his or her base pay and up to 100% of his or her bonus. This plan is intended to encourage the continued employment and diligent service of plan participants.

TriMas Corporation Benefit Restoration Pension Plan

        Mr. Brooks participates in the TriMas Corporation Benefit Restoration Plan ("Benefit Restoration Plan"), which is an unfunded non-qualified retirement plan. The Benefit Restoration Plan provides for benefits that were not able to be provided to certain executives in the Metaldyne Pension Plan (a plan adopted by the Company's predecessor) because of tax limits on compensation that may be considered in a qualified plan. The TriMas Corporation Benefit Restoration Plan was frozen as of December 31, 2002.

        Under the frozen Benefit Restoration Plan, which consists of a pension and a profit sharing component, Mr. Brooks is eligible to receive a retirement benefit in addition to those provided under the Company's other plans. Upon termination on or after age 55, Mr. Brooks is entitled to receive a specified pension benefit annually, the age 65 present value of which is reflected in the "Executive Retirement Program" table.

Perquisites

        Effective January 1, 2010, the Compensation Committee implemented a Flexible Cash Allowance Policy. Under this program certain executives receive a quarterly cash allowance in lieu of other Company provided perquisites. Eligibility and amounts of the cash allowance are reviewed annually by the Compensation Committee, and adjusted as it considers necessary.

        For the fiscal year 2010, the NEOs received the following cash allowances:

  •
  President and Chief Executive Officer; Chief Financial Officer; President, Packaging Systems; General Counsel—$55,000

  •
  President, Cequent Performance Products—$25,000

        The same cash allowance levels will remain in place in 2011 for participating executives, including the NEOs.

        The Company continues to make executive physical examinations available to its officers. The Compensation Committee considers this practice to be a direct benefit to the Company.

Change in Control and Severance Based Compensation

        Certain of the Company's NEOs are covered by the Company's Executive Severance/Change in Control Policy. The Policy requires the Company to make severance payments to a covered executive if his or her employment is terminated under certain circumstances, as described below under "Post-Employment Compensation."

        Although a significant part of compensation for the Company's executives is performance-based and largely contingent upon achievement of aggressive financial goals, the Executive Severance/Change in Control Policy provides important protection to certain of the Company's executive officers. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.

Accounting and Tax Effects

        The impact of accounting treatment is considered in developing and implementing the Company's compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company's executives.

        The impact of federal tax laws on the Company's compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Code. Most of the Company's compensation programs are designed to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of the Company's compensation programs qualify for deductibility.

        Likewise, the impact of Section 409A of the Code is taken into account, and the Company's executive plans and programs are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Stock Ownership Guidelines for Executives

        To further align the interests of executives with those of shareholders, the Compensation Committee adopted stock ownership guidelines for certain executives, including the NEOs. The guidelines are expressed as a multiple of base salary, as set forth below:

President and Chief Executive Officer	5x
CFO; General Counsel	3x
Other executives, as determined by the Compensation Committee (including the President, Packaging Systems and President, Cequent Performance Products)	2x

        As executives have five years to meet these ownership guidelines from the time of adoption by the Compensation Committee, the Compensation Committee will not evaluate compliance until 2014. New executives designated as participants will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Adherence to these guidelines will be measured each year on January 1, using the executive's base salary and the value of the executive's holdings and stock price on such day. Once an executive attains the required ownership level, the executive will not be considered to fall out of compliance solely due to subsequent stock price declines.

        The following equity holdings count towards satisfaction of the guidelines:

  •
  Shares owned (or beneficially owned) by the executive, including shares acquired upon exercise of stock options or acquired through any Company employee benefit plans;

  •
  Time-vesting restricted stock or restricted stock units, whether vested or not; and

  •
  Vested, in the money stock options.

        Prior to attaining sufficient shares to satisfy the guidelines, executives must retain shares having a value equal to at least 50% of the after-tax gain recognized with respect to the exercise of stock options, sale of vested restricted stock or other disposition with respect to any equity awards granted under the Company's equity incentive plans.

        The Compensation Committee has the discretion to consider non-compliance with the guidelines in determining whether or the extent to which future equity awards should be granted and may require all stock attained through Company grants be retained until the guidelines are satisfied.

Recoupment Policy

        In 2009, the Compensation Committee implemented a recoupment policy subjecting incentive compensation and grants under the Company's equity plans to executive officers and business unit presidents to potential recoupment. The Board has the authority to trigger recoupment in the event of a material financial restatement or manipulation of a financial measure on which compensation is based where the employee's intentional misconduct contributed to the restatement or manipulation and, but for such misconduct, a lesser amount of compensation would have been paid. The Compensation Committee will reevaluate and, if necessary, revise the Company's recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the recoupment requirements have been finalized by the SEC.

Employment Arrangements

        The terms of Mr. Wathen's employment with the Company are contained in a letter agreement dated January 12, 2009, a copy of which the Company timely filed with the SEC on a Current Report on Form 8-K. In addition to providing for base salary and bonus compensation as discussed elsewhere in this Proxy Statement, the letter agreement provided for the grant to Mr. Wathen of 200,000 stock options upon his initial date of employment with pro-rata vesting over three years, consideration for an additional equity grant in 2009, and a one-time bonus of $100,000 to be used by Mr. Wathen for the purchase on the open market, on an after tax basis, of Company common stock (which bonus was payable after Mr. Wathen confirmed his purchase of an additional $100,000 of Company stock during the first available open trading window).

        The letter agreement also provides for the following restricted stock unit grants to Mr. Wathen if the Company's closing stock price exceeds the thresholds listed below for any successive 75 day trading period within the first 36 months of Mr. Wathen's employment:

Threshold	Number of Restricted Stock Units
$5.00	25,000
$10.00	25,000
$15.00	25,000
$20.00	25,000
$25.00	25,000

        All units earned under this program vest in increments of one-third over the three year period following each grant and require that he be employed by the Company on each respective vesting date.

Annual and Long Term Compensation

        The following table summarizes the annual and long-term compensation paid to the NEOs in 2010.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)(7)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)	Total ($)
David M. Wathen, President	2010	683,400	886,400	—	1,443,800	—	130,400	3,144,000
(principal executive officer)	2009	656,800	138,400	106,500	775,000	—	110,400	1,787,100
A. Mark Zeffiro,	2010	380,000	319,100	—	526,000	—	87,700	1,312,800
Chief Financial Officer	2009	373,800	31,000	35,800	252,000	—	79,000	771,600
(principal financial officer)	2008	200,800	95,900	—	250,000	—	306,000	852,700
Thomas M. Benson, President,	2010	303,800	52,100	—	208,300	—	45,700	609,900
Cequent Performance Products	2009	311,500	31,800	14,900	260,700	—	25,600	644,500
Lynn A. Brooks,	2010	424,800	98,600	—	394,200	33,900	118,900	1,070,400
President, Packaging Systems	2009	400,800	56,400	28,800	420,300	14,800	150,900	1,072,000
	2008	380,500	33,700	—	190,000	16,300	150,200	770,700
Joshua A. Sherbin,	2010	360,000	227,800	—	310,800	—	89,800	988,400
Vice President,	2009	363,500	21,500	34,800	175,000		94,100	688,900
General Counsel	2008	342,200	30,600	—	105,000	—	94,200	572,000

(1)
During 2010 and 2008, there were 26 bi-weekly pay periods for Company employees paid on a bi-weekly basis, including the NEOs. There were 27 bi-weekly pay periods for such employees in 2009.

(2)
All awards in this column relate to restricted stock granted under the 2002 Long Term Equity Incentive Plan and the 2006 Long Term Equity Incentive Plan and are calculated in accordance with Accounting Standards Codification ("ASC") Topic 718, "Stock Compensation." The award earned reflects the grants of restricted stock awards or units, as approved by the Compensation Committee, on April 2, 2008, June 2, 2008, December 4, 2009, February 26, 2010, March 24, 2010 and October 21, 2010. The award does not include performance units not earned. For 2010, also includes the full value of the 20% of Incentive Compensation Plan 2010 amounts earned required to be paid in restricted stock, with the number of shares determined based on the Company's closing stock price as of March 1, 2011. See "Grants of Plan-Based Awards."

(3)
In connection with his joining the Company on January 13, 2009, Mr. Wathen was given the opportunity to earn restricted stock units in the event that the Company's closing stock price for any successive 75 trading day period within 36 months of his start date, exceeds five thresholds: $5.00; $10.00; $15.00; $20.00; and $25.00. For each threshold met, Mr. Wathen would earn 25,000 restricted stock units, up to a maximum of 125,000 should all five thresholds be met within the 36 month period. If earned, the restricted stock units would vest ratably over a three year period from the date of the grant. Mr. Wathen earned 50,000 restricted stock units during 2010, 25,000 on each of March 24, 2010 and October 21, 2010, respectively, as the Company's closing stock price met the requirements for the $5.00 and $10.00 thresholds as of those dates.

(4)
On February 26, 2010, Messrs. Sherbin and Zeffiro were granted restricted stock units under the Company's 2006 Long Term Equity Incentive Plan valued at $200,100 and $150,100, respectively, based on the Company's common stock closing price on the grant date, to better align the recipients' long term incentive compensation with the market. The restricted stock units vest three years following the date of grant and will be settled in cash based on the closing price as of the vest date.

(5)
All awards in this column relate to stock options granted under the 2002 Long Term Equity Incentive Plan and the 2006 Long Term Equity Incentive Plan. This amount represents the full grant date fair value as calculated in accordance with ASC Topic 718, "Stock Compensation."

(6)
Incentive Compensation Plan payments are made in the year subsequent to which they were earned. Amounts earned under the 2010 Incentive Compensation Plan were approved by the Compensation Committee on February 24, 2011 and paid out shortly thereafter. For 2010, amount includes the cash-paid portion of the award. For 2009, amount includes both the cash-paid portion of the award and the amount the NEO elected to receive in restricted stock. For 2008, amounts awarded under the ICP were payable only in cash and are included herein.

(7)
For Mr. Wathen, includes a one-time cash bonus of $100,000 in 2009 pursuant to his offer letter on January 12, 2009, which was to be used for the purchase on the open market, on an after-tax basis, of Company common stock. For Mr. Zeffiro, includes a one-time cash bonus of $100,000 in 2008 upon employment with the Company.

(8)
For Messrs. Wathen and Zeffiro, 2010 includes a special one-time cash award of $150,000 and $50,000, respectively, granted by the Compensation Commitee on February 26, 2010 in recognition of their leadership and performance, which was to be used for the purchase on the open market, on an after-tax basis, of Company common stock.

(9)
The benefits of the TriMas Benefit Restoration Plan were frozen as of December 31, 2002. Therefore, the above amounts represent only the change in actuarial present value of that frozen benefit.

        Following is further detail on the NEOs' other compensation:

Name	Year	Perquisite Allowance ($)	Auto Allowance ($)	Club Membership ($)	Life and Disability Insurance Premiums ($)	Non-Business Owned and Leased Aircraft Useage ($)(1)	Tax Reimbursements ($)	Relocation Benefit ($)(2)	Company Contributions in Retirement and 401(k) Plans ($)(3)	Total ($)
David M. Wathen	2010	55,000	—	—	—	—	—	—	75,400	130,400
	2009	—	—	—	24,500	—	27,600	15,800	42,500	110,400
A. Mark Zeffiro	2010	55,000	—	—	—	—	—	—	32,700	87,700
	2009	—	15,000	8,300	8,000	—	22,300	—	25,400	79,000
	2008	—	8,800	47,500	4,000	6,800	119,300	113,200	6,400	306,000
Thomas M. Benson	2010	25,000	—	—	—	—	—	—	20,700	45,700
	2009	—	—	—	—	—	—	—	25,600	25,600
Lynn A. Brooks	2010	55,000	—	—	—	—	—	—	63,900	118,900
	2009	—	16,900	—	36,000	—	37,600	—	60,400	150,900
	2008	—	16,250	—	36,000	—	43,350	—	54,600	150,200
Joshua A. Sherbin	2010	55,000	—	—	—	—	—	—	34,800	89,800
	2009	—	15,000	11,900	8,500	—	25,100	—	33,600	94,100
	2008	—	12,500	15,000	8,500	—	29,800	—	28,400	94,200

(1)
For Mr. Zeffiro, reflects the actual value attributable to the use of the Company's aircraft, inclusive of fuel, pilot time and all fees and expenses incurred.

(2)
In connection with Mr. Wathen joining the Company in 2009, his responsibilities required the cancellation of non-refundable personal travel for which the Company reimbursed him.

(3)
For Mr. Wathen, amounts comprised of $58,400 in 2010 and $39,400 in 2009 under the TriMas Executive Retirement Program and $17,000 in 2010 and $3,100 in 2009 under the TriMas Corporation Salaried Retirement Program; for Mr. Zeffiro, $19,300 in 2010, $14,400 in 2009 and $4,700 in 2008 under the TriMas Executive Retirement Program and $13,400 in 2010, $10,400 in 2009 and

  $1,700 in 2008 under the TriMas Corporation Salaried Retirement Program; for Mr. Benson, amounts comprised of $2,600 in 2010 and $3,900 in 2009 under the TriMas Executive Retirement Program and $18,100 in 2010 and $18,000 in 2009 under the TriMas Corporation Salaried Retirement Program; for Mr. Brooks, amounts comprised of $38,100 in 2010, $35,000 in 2009 and $32,100 in 2008 under the TriMas Executive Retirement Program and $25,800 in 2010, $25,400 in 2009 and $22,500 in 2008 under the TriMas Corporation Salaried Retirement Program; for Mr. Sherbin, amounts comprised of $19,000 in 2010, $18,200 in 2009 and $14,400 in 2008 under the TriMas Executive Retirement Program and $15,800 in 2010, $15,400 in 2009 and $14,000 in 2008 under the TriMas Corporation Salaried Retirement Program. See "—Compensation Components-Benefit and Retirement Programs."

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Unit Awards ($)
							Closing Price on Grant Date ($/share)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David M. Wathen	Incentive Compensation Plan(1)		38,100	761,000	1,617,200
	Restricted Stock Unit(2)	3/24/2010				25,000	6.95	173,800
	Restricted Stock Unit(2)	10/21/2010				25,000	15.57	389,300
	Restricted Stock Unit(2)	N/A				75,000	—	—
A. Mark Zeffiro	Incentive Compensation Plan(1)		14,000	280,000	595,000
	Restricted Stock Unit(3)	2/26/2010				32,850	6.09	200,100
Thomas M. Benson	Incentive Compensation Plan(1)		7,800	155,000	310,000
Lynn A. Brooks	Incentive Compensation Plan(1)		14,000	279,000	558,000
Joshua A. Sherbin	Incentive Compensation Plan(1)		9,300	185,000	393,200
	Restricted Stock Unit(3)	2/26/2010				24,640	6.09	150,100

(1)
The amounts above in the Estimated Future Payouts under Non-Equity Incentive Plan Awards are based on awards pursuant to the Incentive Compensation Plan for each NEO as of December 31, 2010. While each NEO is required to receive 20% of their award in restricted stock, which vests on the first anniversary of the payment of the cash portion, the above figures include 100% of the threshold, target and maximum awards pursuant to the plan. Upon approval of the total ICP award by the Compensation Committee, 80% of the award value would be paid in cash while 20% would be awarded in restricted stock based on the Company's then current stock price. The threshold payout is based on the largest percentage payout of the smallest metric is the NEO's composite target bonus and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is equal to maximum attainment for each metric.

(2)
In connection with his joining the Company on January 13, 2009, Mr. Wathen was given the opportunity to earn restricted stock units in the event that the Company's closing stock price for any successive 75 trading day period within 36 months of his start date, exceeds five thresholds: $5.00; $10.00; $15.00; $20.00; and $25.00. For each threshold met, Mr. Wathen would earn 25,000 restricted stock units, up to a maximum of 125,000 should all five thresholds be met within the 36 month period. If earned, the restricted stock units would vest ratably over a three year period from the date of the grant. Mr. Wathen earned 50,000 restricted stock units during 2010, 25,000 on each of March 24, 2010 and October 21, 2010, respectively, as the Company's closing stock price met the requirements for the $5.00 and $10.00 thresholds as of those dates.

(3)
On February 26, 2010, Messrs. Zeffiro and Sherbin were granted 32,850 and 24,640, respectively, restricted stock units under the Company's 2006 Long Term Equity Incentive Plan based on the Company's common stock closing price on the grant date, to better align the recipients' long term incentive compensation with the market. The restricted stock units vest three years following the date of grant and will be settled in cash based on the closing price as of the vest date.

Outstanding Equity Awards

        The following table summarizes the outstanding equity awards to the named executive officers as of December 31, 2010:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not Vested $(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market Value or Payout of Shares, Units or Other Rights that have not Vested $(3)
David M. Wathen	66,666	133,334	1.38	1/12/2019	76,620	1,567,650	75,000	1,534,500
A. Mark Zeffiro	30,000	60,000	1.01	3/8/2019	42,810	875,890	—	—
Thomas M. Benson	26,664	6,666	23.00	9/30/2015	7,177	146,840	—	—
	5,000	25,000	1.01	3/8/2019	—	—	—	—
Lynn A. Brooks	193,068	—	20.00	6/5/2012	12,674	259,310	—	—
	24,166	48,334	1.01	3/8/2019	—	—	—	—
Joshua A. Sherbin	44,000	11,000	23.00	3/31/2015	30,447	622,950	—	—
	29,166	58,334	1.01	3/8/2019	—	—	—	—

(1)
Stock options that have been granted under the 2006 and 2002 Long Term Equity Incentive Plans vest over a period of three to seven years.

(2)
All awards in this column relate to restricted stock and performance unit grants awarded under the 2006 Long Term Equity Incentive Plan. All restricted stock granted in 2008 vests over the three-year period beginning on the date of the respective grant with one-third of the grant being vested on a pro-rata basis over each of the three years following the respective grant date. The performance units granted in 2009 vest over the period from grant date (December 4, 2009) to March 15, 2011. The restricted stock units granted on February 26, 2010 vest after three years from grant date. The restricted stock units granted on March 24, 2010 and October 21, 2010 vest ratably over the period from grant date.

(3)
The market value is based on the stock price as of December 31, 2010 ($20.46) multiplied by the number of share or unit awards.

(4)
In connection with his joining the Company on January 13, 2009, Mr. Wathen was given the opportunity to earn restricted stock units in the event that the Company's closing stock price for any successive 75 trading day period within 36 months of his start date, exceeds five thresholds: $5.00; $10.00; $15.00; $20.00; and $25.00. For each threshold met, Mr. Wathen would earn 25,000 restricted stock units, up to a maximum of 125,000 should all five thresholds be met within the 36 month period. If earned, the restricted stock units would vest ratably over a three year period from the date of the grant. Mr. Wathen earned 50,000 restricted stock units during 2010, 25,000 on each of March 24, 2010 and October 21, 2010, respectively, as the Company's closing stock price met the requirements for the $5.00 and $10.00 thresholds as of those dates.

Restricted Share Vesting in 2010

        The following table sets forth information concerning the number of shares of restricted stock awarded in prior years to NEOs with restrictions that lapsed in 2010 and the value of such shares at the time the restrictions lapsed.

Name	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David M. Wathen	3/15/2010	79,840	562,070
A. Mark Zeffiro	3/15/2010	9,940	69,980
	6/2/2010	4,000	40,400
Thomas M. Benson	3/15/2010	10,170	71,600
	4/2/2010	1,067	7,450
	9/1/2010	1,334	18,690
Lynn A. Brooks	3/15/2010	18,060	127,140
	4/2/2010	1,833	12,790
	9/1/2010	2,834	39,700
Joshua A. Sherbin	3/15/2010	6,900	48,580
	4/2/2010	1,667	11,640
	9/1/2010	2,334	32,700

(1)
Based on closing stock prices of $7.04 on March 15, 2010, $6.98 on April 1, 2010, $10.10 on June 2, 2010 and $14.01 on September 1, 2010.

Post-Employment Compensation

        The Company maintains an Executive Severance/Change of Control Policy, or the Policy. The Policy applies to certain of the Company's executives. The Policy states that each executive shall devote his or her full business time to the performance of his or her duties and responsibilities for the Company. The Policy requires the Company to make severance payments to an executive if his or her employment is terminated under certain circumstances.

        If the Company terminates the employment of the President and Chief Executive Officer for any reason other than for cause, disability, or death, or if the President and Chief Executive Officer terminates his or her employment for good reason, the Company will provide the President and Chief Executive Officer with two years' annual base salary, Incentive Compensation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over two years), any Incentive Compensation Plan bonus payment that has been declared for the President and Chief Executive Officer but not paid, his or her pro-rated Incentive Compensation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under the 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date. The President and Chief Executive Officer's termination based compensation is higher than that of other executive officers in the interest of keeping with the Company policy of compensating executive officers at levels that correspond with their levels of responsibility.

        If the Company terminates the employment of any covered executive (excluding the President and Chief Executive Officer) for any reason other than cause, disability, or death, or if the executive terminates his or her employment for good reason, the Company will provide the executive with one year's annual base salary, Incentive Compensation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over one year), any Incentive Compensation Plan bonus payment that has been declared for the executive but not paid, his or her pro-rated Incentive Compensation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under the 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.

        In the case of any covered executive's voluntary termination or termination for cause, the Company pays the executive the accrued base salary through termination plus earned, but unused vacation compensation. All other benefits cease as of the termination date. If an executive's employment is terminated due to death, the Company pays the unpaid base salary as of the date of death, accrued but unpaid Incentive Compensation Plan compensation and vests in their entirety all of the executive's outstanding equity awards. Other than continued participation in the Company's medical benefit plan for the executive's dependents for up to 36 months, all other benefits cease as of the date of the executive's death. If an executive is terminated due to becoming disabled, the Company pays the executive earned but unpaid base salary and Incentive Compensation Plan payments and vests in their entirety all of the executive's outstanding equity awards. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.

        In the case of a qualifying termination of any covered executive's (including the President and Chief Executive Officer) employment within three years of a change of control, then, in place of any other severance payment, the Company will provide the executive with a payment equal to 36 months of his or her base salary rate in effect at the date of termination, an Incentive Compensation Plan bonus payment equal to three years' bonus at his or her target bonus level in effect at the date of termination, any Incentive Compensation Plan bonus payment that has been declared for the executive but not paid, his or her pro-rated Incentive Compensation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of all unvested equity awards, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.

        For purposes of the policy, "Change of Control" is defined as follows:

    (1)
    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company's properties or assets, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Heartland or any of its affiliates;

    (2)
    the adoption of a plan relating to the liquidation or dissolution of the Company (except as required to conform with Section 409A of the Code);

    (3)
    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Heartland or any of its affiliates, or an otherwise defined permitted group, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company's common voting stock, measured by voting power rather than number of shares; or

    (4)
    the first day on which a majority of the members of the Board of Directors are not Continuing Directors. A "Continuing Director" means any member of the Board who

      (a) has been a member of the Board of Directors throughout the immediately preceding twelve (12) months, or (b) was nominated for election, or elected to the Board of Directors with the approval of the Continuing Directors who were members of the Board at the time of such nomination or election, or designated as a Director under the Company's Shareholders Agreement.

        Change of Control is defined in a manner consistent with the definition in the indenture governing the Company's 9 3/4% senior subordinated notes due 2017, filed as an exhibit to the Report on Form 8-K filed with the SEC on January 15, 2010.

        In addition, the Executive Severance/Change of Control Policy states that in return for these benefits, each executive covered under the Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.

        The tables below summarize the executive benefits and payments due to the President and Chief Executive Officer and other NEOs upon termination, both in connection with a termination (i) for any reason other than cause, disability, or death, or if the executive terminates his or her employment for good reason ("Involuntary, not for cause") and (ii) in connection with a change of control. The tables assume that termination occurred on December 31, 2010.

	Termination involuntary, not for cause or Executive terminates for good reason $	Termination for cause $	Termination in connection with a change of control $	Death $(4)	Disability $(5)
David M. Wathen
Cash payments(1)	2,144,800	—	4,358,600	691,900	691,900
Value of restricted stock(2)	631,000	631,000	1,567,600	1,567,600	1,567,600
Value of stock options(3)	2,491,000	2,491,000	3,816,000	3,816,000	3,816,000
Outplacement services	50,000	—	50,000	—	—
Medical benefits	33,400	—	50,000	50,000	—

Total	5,350,200	3,122,000	9,842,200	6,125,500	6,075,500

A. Mark Zeffiro
Cash payments(1)	680,000	—	2,040,000	280,000	280,000
Value of restricted stock(2)	339,400	339,400	875,900	875,900	875,900
Value of stock options(3)	1,053,700	1,053,700	1,750,500	1,750,500	1,750,500
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—

Total	2,119,800	1,393,100	4,746,400	2,956,400	2,906,400

Thomas M. Benson
Cash payments(1)	—	—	—	—	—
Value of restricted stock(2)	121,500	121,500	146,800	146,800	146,800
Value of stock options(3)	351,200	351,200	583,500	583,500	583,500
Outplacement services	—	—	—	—	—
Medical benefits	—	—	—	—	—

Total	472,700	472,700	730,300	730,300	730,300

Lynn A. Brooks
Cash payments(1)	709,500	—	2,128,500	279,000	279,000
Value of restricted stock(2)	214,700	214,700	259,300	259,300	259,300
Value of stock options(3)	937,600	937,600	1,498,900	1,498,900	1,498,900
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—

Total	1,908,500	1,152,300	3,966,700	2,087,200	2,037,200

Joshua A. Sherbin
Cash payments(1)	555,000	—	1,665,000	185,000	185,000
Value of restricted stock(2)	238,600	238,600	622,900	622,900	622,900
Value of stock options(3)	1,024,400	1,024,400	1,701,900	1,701,900	1,701,900
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—

Total	1,864,700	1,263,000	4,069,800	2,559,800	2,509,800

(1)
Comprised of base salary as of December 31, 2010 and Incentive Compensation Plan payments.

(2)
Restricted stock valued at the market price of the Company's common stock of $20.46 at December 31, 2010. Messrs. Wathen, Zeffiro, Benson, Brooks and Sherbin had 30,840, 16,587, 5,940, 10,494 and 11,664 shares, respectively, that would have been vested upon termination as of December 31, 2010, and

  76,620, 42,810, 7,177, 12,674 and 30,447 shares, respectively, that would have been vested upon a change of control.

(3)
Stock options valued at the market price of the Company's common stock of $20.46 at December 31, 2010, less the respective exercise prices. Messrs. Wathen, Zeffiro, Benson, Brooks, and Sherbin had 130,556, 54,175, 44,722, 236,709 and 96,670 stock options, respectively, that were exercisable as of December 31, 2010, and 200,000, 90,000, 63,330, 265,568 and 142,500 stock options, respectively, that would be vested upon a change of control.

(4)
With respect to death, the Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid Incentive Compensation Plan awards, terminate as of the date of the Executive's death. Equity awards become 100% vested upon death. Executive's dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed thirty-six (36) months after the Executive's date of death.

(5)
With respect to disability, the Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid annual incentive compensation plan awards, terminate on the earlier of (a) six (6) months after the disability related termination or (b) the date Executive receives benefits under the Company's long term disability program. Equity awards become 100% vested upon the disability termination.

        In addition, the Policy states that in return for these benefits, each executive covered under the Policy is required to refrain from competing against us for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.

        This employment policy may be modified by the Compensation Committee at any time, provided that the prior written consent of the executive is required if the modification adversely impacts the executive. Further, the Compensation Committee may amend or terminate the Policy at any time upon 12 months' written notice to any adversely affected executive.

Retirement Benefits

        The following table summarizes the Company's Benefit Restoration Plan actuarial present value for the participating NEO.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)
Lynn A. Brooks	TriMas Benefit Restoration Plan	31	$183,800

(1)
The Benefits of the TriMas Benefits Restoration Pension Plan were frozen as of December 31, 2002. Any changes in the present value of the accumulated benefits represent only changes in actuarial assumptions used in calculating the present value of those benefits.

Executive Retirement Program

        The following table summarizes the activity in the nonqualified retirement plans for the Company's NEOs:

Name	Year	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
David M. Wathen	2010	—	49,800	7,500	—	88,300
	2009	—	28,500	2,500	—	31,000
A. Mark Zeffiro	2010	—	15,600	5,100	—	44,000
	2009	—	14,400	4,300	—	23,300
	2008	—	4,700	(100)	—	4,600
Thomas M. Benson	2010	—	8,200	1,000	—	17,600
	2009	—	3,900	1,000	—	8,400
Lynn A. Brooks	2010	—	36,500	35,000	—	302,300
	2009	—	33,000	47,500	—	230,800
	2008	—	32,100	(41,600)	—	150,300
Joshua A. Sherbin	2010	—	18,600	15,200	—	102,400
	2009	—	18,200	17,000	—	68,600
	2008	—	14,400	(21,400)	—	33,400

(1)
Represents the Company's contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled "All Other Compensation" in the summary executive compensation table and under "Company Contributions in Retirement and 401K Plans" in the supplemental table.

(2)
In addition to earnings on the TriMas Executive Retirement Program, the amount for Mr. Brooks includes earnings attributable to his participation in the Benefit Restoration Plan. Any changes in the value of the accumulated benefits represent only changes in average performance of the Fidelity Freedom Funds.

        Contributions to the Executive Retirement Program are invested in accordance with each NEO's directive based on the investment options in the Company's retirement program. Investment directives can be amended by the participant at any time.

 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors of TriMas Corporation has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Annual Report on Form 10-K of TriMas Corporation filed for the fiscal year ended December 31, 2010.

Compensation Committee of the Board of Directors Eugene A. Miller, Chairman Richard M. Gabrys Marshall A. Cohen Samuel Valenti III

Fees Paid to Independent Auditor

        The following table presents fees billed by KPMG for professional audit services rendered related to the audits of the Company's annual financial statements for the years ended December 31, 2010, 2009 and 2008, and fees for other services rendered by KPMG during those periods.

	2010 ($)	2009 ($)	2008 ($)
Audit Fees	1,614,500	1,857,000	2,424,300
Audit-related Fees	304,100	234,000	—
Tax Fees	20,200	—	66,900
All Other Fees	—	—	—

Total	1,938,800	2,091,000	2,491,200

Audit and Audit-Related Fees

        Integrated audit fees billed for services rendered in connection with the audit of the Company's annual financial statements and the effectiveness of the Company's financial controls over financial reporting were $1,614,500, $1,857,000, and $2,424,300 for 2010, 2009 and 2008, respectively. In 2010, audit-related fees of $304,100 were incurred primarily related to comfort letter procedures performed in connection with the Company's registration statement fillings. In 2009, audit-related fees of $234,000 were incurred primarily related to the Company's debt refinancing activities.

Tax Fees

        Except for the amounts disclosed above, there were no tax fees billed by KPMG during 2010, 2009 and 2008, as the Company has retained another firm to provide tax advice.

        The Audit Committee has determined that the rendering of all non-audit services by KPMG is compatible with maintaining such auditor independence.

        We have been advised by KPMG that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

        On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by our independent auditor in 2010, 2009 and 2008, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.

        The Audit Committee's policies permit the Company's independent accountants, KPMG, to provide audit-related services, tax services and non-audit services to the Company, subject to the following conditions:

          (1)   KPMG will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

          (2)   KPMG and the Company will enter into engagement letters authorizing the specific audit-related tax or non-audit services and setting forth the cost of such services;

          (3)   The Company is authorized, without additional Audit Committee approval, to engage KPMG to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where KPMG does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where KPMG audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and

          (4)   The Chairman of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TRIMAS CORPORATION M33923-P08502 TRIMAS CORPORATION ATTN: JOSHUA SHERBIN 39400 WOODWARD AVENUE SUITE 130 BLOOMFIELD HILLS, MI 48304 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For All Withhold All For All Except 0 0 0 0 0 Yes No 01) Richard M. Gabrys 02) Eugene A. Miller 1. Election of Directors Nominees VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NOTE: This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR proposals 1, 2 and 3 and will be voted for the three-year frequency in proposal 4. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote FOR the following: 2. To approve the TriMas Corporation 2011 Omnibus Incentive Compensation Plan. 3. To approve a non-binding, advisory vote regarding the compensation of the Company's Named Executive Officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. To vote against all nominees, mark Withhold All above. To vote against an individual nominee, mark For All Except and write the nominees number on the line above. The Board of Directors recommends you vote FOR proposals 2 and 3: The Board of Directors recommends you vote 3 YEARS on the following proposal: 4. To hold a non-binding, advisory vote regarding the frequency of voting on the compensation of the Company's Named Executive Officers. 0 0 0 0 0 0 0 0 0 0 For Against Abstain 1 Year 2 Years 3 Years Abstain

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR proposals 1, 2 and 3 and for the three-year frequency in proposal 4. By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation's common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given. This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof. Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy. ADMISSION TICKET Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011 The Proxy Statement and 2010 Annual Report of TriMas Corporation are also available at: http:// www.trimascorp.com/2011proxy M33924-P08502 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and 2010 Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side

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TriMas Corporation NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS To be held May 10, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011
TriMas Corporation 39400 Woodward Avenue, Suite 130 Bloomfield Hills, Michigan 48304 PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS
ABOUT THE MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
BOARD OF DIRECTORS RISK MANAGEMENT FUNCTIONS
Director Compensation Table
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2—APPROVAL OF 2011 OMNIBUS INCENTIVE COMPENSATION PLAN
PROPOSAL 3—ADVISORY VOTE ON COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS
PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE COMPENSATION Compensation Discussion and Analysis Overview
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION